Exhibit 4.1

DATED 12 DECEMBER 2024

(1) WISE PLC

as Company

(2) HSBC INNOVATION BANK LIMITED

as Mandated Lead Arranger

(3) THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as Original Lenders

and

(4) HSBC BANK PLC

as Agent

MULTICURRENCY REVOLVING

FACILITY AGREEMENT

CONTENTS

1.	Definitions and Interpretation	1

2.	The Facility	46

3.	Purpose	56

4.	Conditions of Utilisation	56

5.	Utilisation	57

6.	Optional Currencies	59

7.	Ancillary Facilities	59

8.	Repayment	65

9.	Prepayment and Cancellation	66

10.	Rate Switch	70

11.	Interest	73

12.	Interest Periods	75

13.	Changes to the Calculation of Interest	76

14.	Fees	79

15.	Tax Gross-Up and Indemnities	79

16.	Increased Costs	97

17.	Other Indemnities	99

18.	Mitigation by the Lenders	101

19.	Costs and Expenses	102

20.	Guarantee and Indemnity	103

21.	Representations	109

22.	Information Undertakings	118

23.	Financial Covenants	123

24.	General Undertakings	128

25.	Events of Default	134

26.	Changes to the Lenders	139

27.	Changes to the Obligors	145

28.	Role of the Agent, the Arranger and Others	148

29.	Conduct of Business by the Finance Parties	158

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30.	Sharing Among the Finance Parties	159

31.	Payment Mechanics	161

32.	Set-Off	166

33.	Notices	167

34.	Calculations and Certificates	169

35.	Partial Invalidity	169

36.	Remedies and Waivers	170

37.	Amendments and Waivers	170

38.	Confidential Information	180

39.	Australian PPSA Provisions	184

40.	Confidentiality of Funding Rates	185

41.	Bail-In	187

42.	Counterparts	188

43.	Governing Law	189

44.	Enforcement	189

Schedule 1 The Original Parties		190

	Part 1 The Original Obligors	190

	Part 2 The Original Lenders	191

Schedule 2 Conditions Precedent		192

	Part 1 Conditions Precedent to Initial Utilisation	192

	Part 2 Conditions Precedent required to be delivered by an Additional Obligor	195

Schedule 3 Utilisation Request		197

Schedule 4 Form of Transfer Certificate		198

Schedule 5 Form of Assignment Agreement		202

Schedule 6 Form of Additional Lender Certificate		207

Schedule 7 Form of Accordion Notice		211

Schedule 8 Form of Accordion Confirmation		213

Schedule 9 Form of Accession Letter		216

Schedule 10 Form of Resignation Letter		218

Schedule 11 Form of Compliance Certificate		219

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iii

THIS AGREEMENT is made on 12 December 2024

BETWEEN:

(1)

WISE PLC, a company incorporated in England and Wales with company number 13211214 and whose registered address is at 6TH Floor Tea Building, 56 Shoreditch High Street, London, United Kingdom, E1 6JJ (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Company the “Original Guarantors”);

(4)

HSBC INNOVATION BANK LIMITED, a company incorporated in England and Wales with company number 12546585 and whose registered address is at Alphabeta, 14-18 Finsbury Square, London, United Kingdom, EC2A 1BR as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)

HSBC BANK PLC, a company incorporated in England and Wales with company number 00014259 and whose registered address is at 8 Canada Square, London, E14 6HQ, as agent of the other Finance Parties (the “Agent”).

IT IS AGREED:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any Finance Party and its Affiliates; or

(c)	any other bank or financial institution approved by the Agent;

“Accession Letter” means a document substantially in the form set out in Schedule 9 (Form of Accession Letter);

“Accordion Arrangement Fee” has the meaning given to that term in clause 2.3 (Accordion);

“Accordion Confirmation” means a confirmation substantially in the form set out in Schedule 8 (Form of Accordion Confirmation);

“Accordion Increase Date” means the later of:

(a)	the date specified by the Company in the Accordion Notice in accordance with clause 2.3(a)(iii); and

(b)	the date on which the conditions set out in clause 2.3(h) are satisfied;

“Accordion Lender” means, in respect of any New Commitments, each Accordion Participating Lender and/or each Additional Lender that agrees to participate in such New Commitments;

“Accordion Notice” means a notice substantially in the form set out in Schedule 7 (Form of Accordion Notice);

“Accordion Participating Lender” has the meaning given to that term in clause 2.3 (Accordion);

“Accounting Principles” means generally accepted accounting principles in the United Kingdom, including IFRS;

“Accounting Reference Date” means 31 March;

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with clause 27 (Changes to the Obligors);

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms;

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with clause 27 (Changes to the Obligors);

“Additional Lender” means, in respect of any New Commitments, an Eligible Institution that agrees to participate in such New Commitments which was not a Lender before the Accordion Increase Date in respect of such New Commitments;

“Additional Lender Certificate” means a document substantially in the form set out in Schedule 6 (Form of Additional Lender Certificate);

“Additional Obligor” means an Additional Borrower or an Additional Guarantor;

“Adjusted Contingent Leverage” has the meaning given to that term in clause 23.1 (Financial definitions);

“Adjusted EBITDA” has the meaning given to that term in clause 23.1 (Financial definitions);

“Adjusted Leverage” has the meaning given to that term in clause 23.1 (Financial definitions);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to any member of the NatWest Group, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including His Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including His Majesty’s Treasury and UK Financial Investments Limited) and which are not part of NatWest Group plc and its subsidiaries or subsidiary undertakings;

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)

(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day;

“Agreed Guarantee Principles” means the principles set out in Schedule 13 (Agreed Guarantee Principles);

“Alternative Term Rate” means any rate specified as such in the applicable Reference Rate Terms;

“Alternative Term Rate Adjustment” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)

determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms and if, in either case, that rate is less than zero, the Alternative Term Rate Adjustment shall be deemed to be zero;

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period;

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility;

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility;

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with clause 7 (Ancillary Facilities);

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with clause 7 (Ancillary Facilities);

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)

the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document;

“Annual Financial Statements” has the meaning given to that term in clause 22 (Information Undertakings);

“Anti-Bribery and Corruption Laws” means the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and any other similar applicable legislation in any Relevant Jurisdiction;

“Anti-Money Laundering Laws” means, in respect of a person, any applicable anti-money laundering laws in any Relevant Jurisdiction, including, where applicable, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (as amended), and any applicable rules and regulations issued in connection with such laws and administered or enforced by any applicable governmental or regulatory agency;

“Assets Business” means the Wise business of offering customers the opportunity to purchase units in investment funds or invest in a money market fund using their Wise account balance, operated as at the date of this Agreement by Wise Assets UK Ltd in the UK and Wise Assets Europe AS in the EU (and any other entity offering such product in any other market);

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee;

“Australian Obligor” means any Obligor which is incorporated in Australia;

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia;

“Australian Tax Consolidated Group” means a Consolidated Group or an MEC Group as defined in the Income Tax Assessment Act 1997 (Cth) of Australia;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one Month before the Termination Date;

“Available Commitment” means a Lender’s Commitment minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans and the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments; and

(b)

in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date;

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Loan, the following amounts shall not be deducted from that Lender’s Commitment:

(i)	that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date;

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

“Bank Levy” means any amount payable by a Finance Party attributable to:

(a)	the UK bank levy as set out in Part 5 of, and Schedule 19 to, the Finance Act 2011;

(b)	the Belgian annual tax on financial institutions laid down in the Articles 201/10 to 201/19 of the Belgian Code on Miscellaneous Taxes and Duties (Wetboek diverse rechten en taksen); or

(c)

any other substantially similar bank levy or tax in any other jurisdiction assessed by reference to the assets and liabilities of a financial institution, in each case, in the form existing at the date of this Agreement;

“Base Currency” means sterling; “Base Currency Amount” means:

(a)

in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower (or by the Company on behalf of a Borrower) for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three

Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)

in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan, or (as the case may be) cancellation or reduction of an Ancillary Facility;

“Baseline CAS” means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms;

“Belgian Obligor” means any Obligor incorporated under the laws of Belgium or, if different, having its tax residency in Belgium;

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with clause 27 (Changes to the Obligors);

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Brussels, London, Melbourne, New York, San Francisco and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(c)	(in relation to:

(i)	the fixing of an interest rate in relation to a Term Rate Loan;

(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

an Additional Business Day relating to that Loan or Unpaid Sum;

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Singapore, Australia, Canada, Switzerland, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)

issued by an issuer incorporated in the United States of America, the United Kingdom, Singapore, Australia, Canada, Switzerland, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (d),

to the extent that investment can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than any Permitted Security);

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms;

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms;

“Change of Control” means:

(a)	any person or group of persons acting in concert (either together or individually), gains direct or indirect control of the Company; or

(b)	Wise Payments Limited is not or ceases to be a wholly owned Subsidiary of Wise Financial Holdings Ltd; or

(c)	Wise Financial Holdings Ltd ceases to be a wholly owned Subsidiary of the Company.

For the purposes of this definition:

“control” of the Company means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(ii)

the holding beneficially of more than 50 per cent of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“acting in concert” means:

(i)

subject to paragraph (ii) below, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company; and

(ii)

the Original Investors will not be considered to be “acting in concert” for the purposes of paragraphs (i)(A) and (ii) of the definition of “control” in connection with their holdings of Class B Shares provided that:

(A)

the Original Investors together (i) do not hold beneficially more than 60 per cent of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), or (ii) do not have the power to cast, or control the casting of, more than 60 per cent of the maximum number of votes that might be cast at a general meeting of the Company, including by virtue of their Class B Shares; and

(B)

the Original Investors take no formal steps such that any shares of the Company would no longer be listed on the Official List or admitted to trading on the London Stock Exchange or any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any exchange or market replacing the same or any other exchange or market in any country and for the avoidance of doubt there is no announcement that the shares will no longer be listed on the Official List or admitted to trading on the London Stock Exchange or any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any exchange or market replacing the same or any other exchange or market in any country;

“Class B Shares” means the class B ordinary shares in the capital of the Company with a nominal value of £0.000000001;

“Code” means the US Internal Revenue Code of 1986; “Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase) or clause 2.3 (Accordion); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase) or clause 2.3 (Accordion), to the extent not cancelled, reduced or transferred by it under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate);

“Compounded Rate Currency” means any currency which is not a Term Rate Currency;

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan;

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan;

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Baseline CAS,

and if, in either case, that rate is less than zero, the Compounded Reference Rate shall be deemed to be zero;

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of all Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Company and each Finance Party;

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 38 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent;

“Corporations Act” means the Corporations Act 2001 (Cth) of Australia;

“CTA” means the Corporation Tax Act 2009;

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 18 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement;

“Customer” means an end user of the services of the Group who has entered into a Customer Transaction;

“Customer Funds” means monies held for the benefit of a Customer with a member of the Group for the purposes of completing a Customer Transaction;

“Customer Transaction” means an issue of e-money or stored value service, as defined under applicable legislation by a member of the Group, or provision of a payment service, including money remittance, as defined in applicable legislation by a member of the Group or provision of any other similar products;

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 17 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement;

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms;

“Declared Default” means any Event of Default in respect of which the Agent has served a notice or exercised any of its rights under clause 25.15 (Acceleration);

“Default” means an Event of Default or any event or circumstance specified in clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

“Designated Account” means:

(a)	each account listed in Schedule 19 (Designated Accounts); or

(b)

such other account as may be notified in writing by Wise Payments Limited to the Agent from time to time together with confirmation that a safeguarding bank/custodian acknowledgment letter has been issued to the new safeguarding bank and has been acknowledged and agreed by that bank, in each case, such account being designated so as to show that it is held for the purpose of safeguarding Customer Funds.

“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft;

“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft;

“Disclosed” means any event or circumstance (i) that has been disclosed by a member of the Group to the Agent on or prior to the date of this Agreement or (ii) that has been disclosed to the Agent in accordance with clause 22.5(e) (Information: Miscellaneous) or clause 22.5(f) (Information: Miscellaneous);

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group;

“ERISA” means the US Employee Retirement Income Security Act of 1974;

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code);

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Obligor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate, in each case other than where the same arises as a result of a Permitted Disposal;

“Event of Default” means any event or circumstance specified as such in clause 25 (Events of Default);

“Excluded Assets” means:

(a)	Customer Funds (including any account holding Customer Funds only);

(b)	any Partner Collateral Funds (including any account holding Partner Collateral Funds only);

(c)	any cash paid into a bank or collateral account of the Group in connection with any card scheme for the benefit of the relevant card scheme provider;

(d)	any share capital or other equity interests or equity contributions issued, made or maintained for regulatory purposes; and

(e)

any other assets which are held in a safeguarded account and which are designated to be segregated for regulatory purposes, or which are otherwise segregated for regulatory purposes, in each case as notified by the Company to the Agent, where, in each case, the relevant asset is not permitted to be subject to Security pursuant to any applicable law or regulation or, where the granting of Security over the relevant asset would result in unfavourable regulatory or capital treatment, or: (A) in the case of Partner Collateral Funds, pursuant to any agreement entered into in the ordinary course of business with the relevant partner in respect of such Partner Collateral Funds; or (B) in the case of any cash paid into a bank or collateral account of the Group in connection with any card scheme, pursuant to an agreement entered into in the ordinary course of business with the relevant card scheme provider, provided that:

(i)

(A)	any share capital or other equity interests or equity contributions previously issued, made or maintained for regulatory purposes, which are no longer required to be maintained for such purposes; and

(B)

any other assets which were previously held in a safeguarded account and which were designated to be segregated for regulatory purposes, or which were otherwise segregated for regulatory purposes, in each case as notified by the Company to the Agent, which are no longer required to be held as such;

shall no longer (in either case) constitute “Excluded Assets” for the purpose of any Finance Document; and

(ii)

the Company shall (and shall procure that each member of the Group will) use reasonable endeavours to avoid the Company directly owning or holding any assets that are Excluded Assets, including, where permitted in accordance with applicable regulation, by interposing a Holding Company in respect of any Subsidiary of the Company which holds Excluded Assets, or where the share capital or other equity interests or equity contributions in respect of such Subsidiary are Excluded Assets, if the effect would be that the shares owned or held by the Company in that Holding Company would not constitute Excluded Assets, provided that no such steps or actions will be required if the consequences of any such steps or actions would be prejudicial to the interests of the Group;

“Facility” means the revolving loan facility made available under this Agreement as described in clause 2.1 (The Facility);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fallback Interest Period” means, in relation to a Term Rate Loan, the period specified as such in the applicable Reference Rate Terms;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a); or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a), the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“FCA” means the Financial Conduct Authority acting in accordance with Part 6 of the Financial Services and Markets Act 2000;

“Fee Letter” means:

(a)

any letter or letters dated on or about the date of this Agreement between the Arranger and Wise Payments Limited (or the Agent and Wise Payments Limited) setting out any of the fees referred to in clause 14 (Fees);

(b)	any agreement setting out fees payable to a Finance Party referred to in clause 2.2(g) or clause 14.4 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document; and

(c)	any letter or letters setting out any Accordion Arrangement Fee;

“Finance Document” means this Agreement, any Accession Letter, any Accordion Confirmation, any Accordion Notice, any Ancillary Document, any Compliance Certificate, any Extension Request, any Fee Letter, any Resignation Letter, any Reference Rate Supplement, any Compounding Methodology Supplement, any Utilisation Request, and any other document designated as such by the Agent and the Company;

“Finance Lease” has the meaning given to that term in clause 23.1 (Financial definitions);

“Finance Party” means the Agent, the Arranger, a Lender or any Ancillary Lender;

“Financial Half Year” has the meaning given to that term in clause 23.1 (Financial definitions);

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)

any amount of any liability under an advance or deferred purchase agreement if (A) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (B) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above;

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 13.4 (Cost of funds);

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted;

“Group” means the Company and its Subsidiaries for the time being;

“Group Structure Chart” means the group structure chart in the agreed form;

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 27 (Changes to the Obligors);

“Guarantor Coverage Test” means determination that the aggregate:

(a)

of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items) shall be equal to or exceed 80 per cent. of EBITDA of the Group (provided that any member of the Group having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation);

(b)

net assets of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items, Excluded Assets and investments in Subsidiaries of any member of the Group) shall be equal to or exceed 80 per cent of the consolidated net assets of the Group (excluding Excluded Assets); and

(c)	turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items) shall be equal to or exceed 80 per cent of the consolidated turnover of the Group;

“Historic Primary Term Rate” means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five Business Days before the Quotation Day;

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;

“IFRS” means:

(a)

in respect of each Obligor incorporated in a European Union member state, international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements; and

(b)	in all other cases, UK-adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation);

“Increase Lender” has the meaning given to that term in clause 2.2 (Increase);

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d));

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i); or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist);

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 11.4 (Default interest);

“Interpolated Alternative Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Alternative Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Alternative Term Rate for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Alternative Term Rate for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time;

“Interpolated Historic Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than five Business Days before the Quotation Day;

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time;

“Ipso Facto Event” has the meaning given to it in Clause 20.1 (Guarantee and indemnity);

“ITA” means the Income Tax Act 2007;

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity which, in each case, is not a member of the Group;

“Legal Opinion” means any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) or clause 27 (Changes to the Obligors) or otherwise issued under or in connection with the Finance Documents;

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any applicable jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions;

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with clause 2.2 (Increase), 2.3 (Accordion) or clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“LMA” means the Loan Market Association;

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms;

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 662/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3 per cent. of the Total Commitments immediately prior to the reduction);

“Margin” means, in relation to any Loan or Unpaid Sum, 1.75 per cent per annum, but if:

(a)	no Event of Default is continuing; and

(b)	Adjusted Leverage in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan will be the percentage per annum set out below in the column for that Facility opposite that range:

Adjusted Leverage	Facility Margin % p.a.
Greater than or equal to 2:1	2.25
Less than 2:1	1.75

However:

(i)

any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is five Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to clause 22.2 (Compliance Certificate);

(ii)	if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements:

(A)

that Compliance Certificate does not confirm the basis for a reduced Margin, then clause 11.3(b)(i) shall apply and the Margin shall be the percentage per annum determined using the table above and the revised ratio of Adjusted Leverage calculated using the figures in that Compliance Certificate; or

(B)	that Compliance Certificate shows that a lower Margin should have applied during that period such that the amount of Margin has been overpaid, clause 11.3(b)(ii) shall apply;

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan under the Facility; and

(iv)	for the purpose of determining the Margin, Adjusted Leverage and Relevant Period shall be determined in accordance with clause 23.1 (Financial definitions);

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, property (including cash, receivables, real property, Intellectual Property and any other property of any type or nature) or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors to perform their payment obligations under the Finance Documents; or

(c)

subject to the Legal Reservations, the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any Finance Document which (if capable of remedy) is not remedied within 20 Business Days of (i) the Company becoming aware of such event or circumstance or (ii) the Agent giving notice to the Company requesting that the relevant matter be remedied;

“Material AML Event” means following the conclusion of any Notifiable AML Investigation, the relevant governmental or regulatory agency, authority or body submits formal written notice to a member of the Group that:

(a)

it has made a final determination that there has been a failure by any member of the Group to comply with the Anti-Money Laundering Laws and such failure could reasonably be expected to have a Material Adverse Effect; or

(b)	it intends to levy or impose a fine or other penalty on any member of the Group; or

(c)

it intends to issue any notice or publication in respect of a member of the Group which includes any statement of censure or finding of any breach of the Anti-Money Laundering Laws by such member of the Group;

“Material Sanctions Event” means following the conclusion of any Notifiable Sanctions Investigation, the relevant Sanctions Authority submits formal written notice to a member of the Group that:

(a)	it has made a final determination that there has been a failure by any member of the Group to comply with applicable Sanctions; or

(b)	such Sanctions Authority intends to levy or impose a fine or other penalty on any member of the Group; or

(c)

such Sanctions Authority intends to issue any notice or publication in respect of a member of the Group which includes any statement of censure or finding of any breach of applicable Sanctions by such member of the Group;

“Month” means, in relation to an Interest Period for a Loan (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to any adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms;

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account;

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate makes or is obliged to make contributions or, during the preceding five plan years, has made or been obligated to make contributions;

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Obligor or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA;

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft;

“New Commitments” has the meaning given to that term in clause 2.3 (Accordion);

“New Lender” has the meaning given to that term in clause 26 (Changes to the Lenders);

“Non-Cooperative Jurisdiction” means a tax haven country, a low-tax jurisdiction or a non-cooperative jurisdiction, within the meaning of Article 307, § 1/2 of the Belgian Income Tax Code 1992 or any successor provision;

“Non-Obligor” means a member of the Group that is not an Obligor;

“Notifiable AML Investigation” means any formal investigation or review commenced by or on behalf of any governmental or regulatory agency, authority or body concerning the potential failure by any member of the Group to comply with the Anti-Money Laundering Laws which in the Company’s opinion gives rise to a Material AML Event;

“Notifiable Sanctions Investigation” means any investigation, audit or review commenced by or on behalf of a Sanctions Authority concerning the potential failure by any member of the Group to comply with applicable Sanctions (including under applicable criminal law);

“Obligor” means a Borrower or a Guarantor;

“Obligor Leakage” means, at any time, the aggregate amount of:

(a)

the net book value (determined as at the date of disposal of the relevant asset) of all assets disposed of by Obligors to Non-Obligors pursuant to paragraph (b)(ii)(B) of the definition of “Permitted Disposal” after the date of this Agreement;

(b)	the amount of any net balance arising after the date of this Agreement in favour of a Non-Obligor under paragraph (d) of the definition of “Permitted Security”; and

(c)	the cash paid by Obligors for shares issued to them by any members of the Group that are Non-Obligors after the date of this Agreement,

provided that:

(i)

if any Non-Obligor subsequently becomes an Additional Obligor, any items which would, prior to such accession, have fallen within paragraphs (a) to (c) above in respect of or in connection with that Non-Obligor shall be ignored for the purposes of this definition provided that, in the case of paragraph (a) and (b) above the relevant asset or cash is still in the possession of the Non-Obligor as at the date it becomes an Additional Obligor; and

(ii)

if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to such resignation, have fallen within paragraphs (a) to (c) above in respect of or in connection with that member of the Group as an Obligor shall be included for the purposes of this definition.

For the avoidance of doubt, no amount in respect of (x) any disposal of an asset by an Obligor to a Non-Obligor occurring prior to the date of this Agreement, (y) any net balance in favour of a Non-Obligor that arises prior to, and is outstanding as at, the date of this Agreement or (z) the payment by Obligors for shares issued by Non-Obligors prior to the date of this Agreement, be treated as or count towards Obligor Leakage;

“Obligor Leakage Basket” means £50,000,000 (or its equivalent in any other currency or currencies);

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.6 (Obligors’ Agent);

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions relating to Optional Currencies);

“Ordinary Course Sanctions Activity” means:

(a)

any internal investigation, audit, lookback, remediation or similar process undertaken by a member of the Group or its advisers in connection with applicable Sanctions, in each case in connection with or relating to the Group’s compliance policies and procedures from time to time, to the extent that such investigation, audit, lookback, remediation or similar process does not result in the occurrence of a Sanctions Notification; and

(b)

any discussion, investigation, audit or other similar process with any applicable Sanctions Authority, including as part of the Group’s ordinary course engagement with applicable regulators, for as long as such discussion, investigation or similar process is not and does not become a Notifiable Sanctions Investigation;

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 March 2024; and

(b)	in relation to each Original Obligor other than the Company, its audited financial statements for its financial year ended 31 March 2024;

“Original Investors” means Kristo Kaarmaan and/or Taavet Hinrikus;

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be);

“Original Obligor” means an Original Borrower or an Original Guarantor;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Partner Collateral Funds” means any cash collateral provided to a member of the Group by a contractual counterparty in connection with arrangements pursuant to which a member of the Group provides transfer services to the customers of such counterparty;

“Party” means a party to this Agreement;

“PBGC” means the US Pension Benefit Guaranty Corporation;

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Obligor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code;

“Permitted Acquisition” means:

(a)	any acquisition by a member of the Group pursuant to a Permitted Disposal by another member of the Group;

(b)

an acquisition of shares or securities in a member of the Group which is a Subsidiary by its immediate Holding Company provided that the aggregate amount subscribed by Obligors for shares in a Non-Obligor after the date of this Agreement does not (when aggregated with all other items of Obligor Leakage) cause Obligor Leakage to exceed the Obligor Leakage Basket at any time;

(c)	an acquisition of securities which are Cash Equivalent Investments;

(d)	the acquisition of shares or other equity interests in respect of a Permitted Joint Venture;

(e)	the incorporation of a company which on incorporation becomes a member of the Group, but only if

(i)	that company is incorporated in a Permitted Jurisdiction; and

(ii)

the aggregate amount subscribed by Obligors for shares in a Non-Obligor after the date of this Agreement does not (when aggregated with all other items of Obligor Leakage) cause Obligor Leakage to exceed the Obligor Leakage Basket;

(f)	the acquisition of minority interests in any member of the Group;

(g)	any acquisition with the consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed); and

(h)

an acquisition by a member of the Group of (A) all or part of the issued share capital or other ownership interest in a limited liability company or (B) a business or undertaking carried on as a going concern (including the acquisition of human capital) (in either case, the “Acquisition Target”), but only if:

(i)	no Event of Default is continuing or would occur as a result of the acquisition on the date the member of the Group legally commits to the acquisition;

(ii)

in the case of the acquisition of a limited liability company, the relevant Obligor acquires more than 50% of the voting ordinary issued share capital or other voting and ownership interests of such limited liability company (or such acquisition will increase the Group’s ownership stake to more than 50%);

(iii)

the Acquisition Target and its Subsidiaries are incorporated or established and operating in a Permitted Jurisdiction and are engaged in a business substantially the same or complementary to that carried on by the Group;

(iv)

the acquisition would not constitute a class 1 transaction (as defined in the Listing Rules published by the UK Listing Authority) which term includes, for the avoidance of doubt, a reverse takeover (as defined in the City Code on Takeovers and Mergers); and

(v)

the Company has delivered to the Agent, not later than three Business Days before completion of such acquisition, a certificate of the Company (signed by a director) attaching calculations in reasonable detail and certifying that, as at the date of signing the applicable acquisition agreement, the Adjusted Leverage in respect of the most recently reported Relevant Period pro forma for such acquisition (taking into account any Financial Indebtedness to remain in the Acquisition Target following completion of the acquisition and any Financial Indebtedness to be incurred in respect of such acquisition) is equal to or less than 2.50:1;

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraphs (b), (l) or (m), is on arm’s length terms:

(a)	made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), provided that if such sale, lease, licence, transfer or other disposal:

(i)

is in respect of a sale, lease, licence, transfer or other disposal which is required in order to meet a legally binding obligation of the Acquiring Company in respect of a Customer Transaction or is required to comply with a requirement of applicable law or regulation, no Event of Default is continuing on the date on which such sale, lease, licence, transfer or other disposal is made; or

(ii)	is in respect of any other sale, lease, licence, transfer or other disposal:

(A)	if the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor; or

(B)

if the Disposing Company is an Obligor and the Acquiring Company is a Non-Obligor, the sale, lease, licence, transfer or other disposal does not (when aggregated with all other items of Obligor Leakage after the date of this Agreement) cause Obligor Leakage to exceed the Obligor Leakage Basket at the time of such sale, lease, licence, transfer or other disposal;

(c)

of assets (other than shares or other securities, businesses, undertakings or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(d)	of obsolete, worn-out or redundant assets (other than shares or other securities, businesses, undertakings or Intellectual Property);

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by clause 24.16 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by clause 24.11 (Joint Ventures);

(h)	arising as a result of any Permitted Security;

(i)	of leases and sub-leases or licenses in respect of real property, in each case in the ordinary course of business and the termination of any such leases, sub-leases or licences;

(j)	of assets pursuant to a Finance Lease;

(k)	of cash for purposes not otherwise prohibited by the Finance Documents;

(l)	comprising any dividend or distribution permitted by the Finance Documents;

(m)	which is undertaken with the consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed);

(n)	of any Partner Collateral Funds in the ordinary course of business;

(o)	of assets subject to Permitted Factoring;

(p)

of assets (other than Intellectual Property) for cash where the net book value of such assets (when aggregated with the net book value of such assets for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed in any Financial Year of the Company £30,000,000 (or its equivalent in any other currency or currencies);

“Permitted Factoring” means any factoring, reverse factoring, securitisation or discounting of receivables on arm’s length terms or other disposals constituting dealings with trade debtors with respect to book debts on non-recourse or limited recourse basis.

“Permitted Guarantee” means:

(a)	any guarantee given by a member of the Group in the ordinary course of trade in respect of its own performance, obligations or liabilities;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade, including any performance or other bond granted for the benefit of any financial supervisor or other regulator in the ordinary course of trade;

(c)	any guarantee of a Joint Venture to the extent the liability guaranteed is permitted by clause 24.11 (Joint Ventures);

(d)	any guarantee of:

(i)	Financial Indebtedness which is unsecured; or

(ii)	Financial Indebtedness which is secured, provided that any such Security is Permitted Security;

(e)

any guarantee granted by an Obligor in respect of the obligations or liabilities of another Obligor or any guarantee granted by a Non-Obligor in respect of the obligations or liabilities of another member of the Group;

(f)	any guarantee granted by an Obligor in respect of the obligations or liabilities of a Non-Obligor, provided that:

(i)

in relation to a guarantee which is required in order to meet a legally binding obligation of the relevant Non-Obligor in respect of a Customer Transaction or as required to comply with a requirement of applicable law or regulation, no Event of Default is continuing on the date on which such guarantee is granted; and

(ii)	in relation to any other guarantee, no Default is continuing on the date on which such guarantee is granted;

(g)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (d) or (f) of the definition of “Permitted Security”;

(h)	customary guarantees and indemnities in favour of directors and officers in their capacity as such or to professional advisers and consultants under their standard terms of business;

(i)

any guarantee or customary indemnity given in connection with any mandate, engagement and commitment letters entered into in respect of Financial Indebtedness or refinancing the Facilities or in respect of any Permitted Acquisition, Permitted Disposal, Permitted Joint Venture or Permitted Transaction;

(j)	guarantees of Treasury Transactions which are permitted by clause 24.18 (Treasury Transactions);

(k)

any guarantee given by a member of the Group to a landlord in respect of rental obligations of a member of the Group and any guarantee in favour of any financial institution which has guaranteed those rental obligations, provided that any such guarantee is on arm’s length terms and entered into in the ordinary course of trading;

(l)	any guarantee in respect of any Finance Lease;

(m)	any guarantee granted by any person acquired by a member of the Group after the date of this Agreement where the guarantee:

(i)

is granted prior to the date of acquisition, but not granted or increased (other than as a result of the underlying Financial Indebtedness which is being guaranteed increasing as a result of capitalisation of interest and accrual of any default interest) or having its maturity extended in contemplation of, or since, that acquisition; and

(ii)	is released within three months of the date of such acquisition (save to the extent such guarantee constitutes a Permitted Guarantee under another paragraph of this definition);

(n)

any guarantee given by the Company in favour of, and as required by, any card scheme provider in connection with any card scheme provided by such card scheme provider, which is entered into in the ordinary course of trading and the guaranteed or indemnified amount of which does not exceed £40,000,000 (or its equivalent) in aggregate for the Group at any time;

(o)	any guarantee given in the ordinary course of business in connection with any Partner Collateral Funds;

(p)	any guarantee granted by any member of the Group with the consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed); and

(q)

guarantees not within any other paragraphs of this definition and the outstanding principal amount of which does not exceed in aggregate at any time £20,000,000 (or its equivalent in any other currency or currencies);

“Permitted Joint Venture” means any acquisition of an interest in or other investment (including by way of an equity contribution) in any Joint Venture where:

(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in a Permitted Jurisdiction;

(b)	the Joint Venture is engaged in a business substantially the same as (or complementary to) that carried on by the Group; and

(c)	during the term of this Agreement, the aggregate of:

(i)	all amounts paid for or subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value (as determined by the Company, acting reasonably and in good faith) of any assets transferred by any member of the Group to any such Joint Venture,

does not exceed £30,000,000 (or its equivalent in any other currency or currencies) (the “Joint Venture Basket”), provided that any amount in respect of a Permitted Joint Venture which is taken into account when calculating whether the Joint Venture Basket is exceeded shall be restored to the Joint Venture Basket if that Permitted Joint Venture becomes a member of the Group and ceases to be a Joint Venture;

“Permitted Jurisdiction” means any country, territory or state that is not a Restricted Jurisdiction;

“Permitted Loan” means:

(a)	any loan, trade credit or other advance extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	advance payments made by a member of the Group to or on behalf of its Customers in the ordinary course of its trading activities;

(c)	a loan made to a Joint Venture to the extent permitted under clause 24.11 (Joint Ventures);

(d)	a loan made by an Obligor to another Obligor or made by a Non-Obligor to another member of the Group;

(e)	any loan made by an Obligor to a Non-Obligor (other than loans made to facilitate payments under the Finance Documents), provided that:

(i)

in relation to a loan which is required in order to meet a legally binding obligation of the relevant Non-Obligor in respect of a Customer Transaction or is required to comply with a requirement of applicable law or regulation, no Event of Default is continuing on the date on which such loan is made; and

(ii)	in relation to any other loan, no Default is continuing on the date on which such loan is made;

(f)	any loan made by a member of the Group to another member of the Group to facilitate payment of amounts payable under the Finance Documents;

(g)	a loan made to any shareholder of the Company;

(h)

any loan made by an Obligor to a Non-Obligor where the proceeds of such loan shall be applied by that Non-Obligor to discharge its Tax liabilities, provided that the aggregate outstanding amount of all loans under this paragraph (h) does not exceed £10,000,000 (or its equivalent in any other currency or currencies) at any time;

(i)

a loan made by a member of the Group to an employee or director of any member of the Group, provided that the amount of that loan, when aggregated with the amount of all other loans to employees and directors by members of the Group under this paragraph (i), shall not exceed £10,000,000 (or its equivalent in any other currency or currencies) at any time;

(j)	any loan made with the consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed); and

(k)

any loan not permitted by any other paragraph of this definition so long as the aggregate outstanding amount of the Financial Indebtedness under any such loans does not exceed at any time £25,000,000 (or its equivalent in any other currency or currencies);

“Permitted Security” means:

(a)	any Security or Quasi-Security arising by operation of law and in the ordinary course of trading and not as a result of any default by any member of the Group;

(b)

any Security, Quasi-Security or trust settled, in each case over or in respect of, cash paid into a bank or collateral account of the Group in connection with any card scheme for the benefit of the relevant card scheme provider which is entered into in the ordinary course of trading;

(c)	rights of set off existing in the ordinary course of trading between any member of the Group and its respective suppliers or customers;

(d)

any lien or rights of set off or netting arrangement or charges arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank or similar facilities or overdraft facilities and arising under the standard commercial terms and conditions of such or any encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash pooled net balance basis to the extent that any such arrangement does not cause Obligor Leakage to exceed the Obligor Leakage Basket at any time;

(e)

any Security comprising a pledge or lien in favour of a bank or financial institution over the credit balance of an account of a member of the Group held with such bank or financial institution which is required by relevant law or is customary in the relevant jurisdiction and such bank or financial institution in accordance with its customary standard conditions of business or arising under the general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(f)

any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which is permitted pursuant to this Agreement, excluding any Security or Quasi-Security under a credit support arrangement;

(g)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)

the principal amount secured has not been increased (other than as a result of capitalisation of interest and accrual of any default interest) in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)

the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(h)

any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)

the principal amount secured has not increased (other than as a result of capitalisation of interest and accrual of any default interest) in contemplation of or since the acquisition of that company; and

(iii)

the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(i)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or deliberate omission by any member of the Group;

(j)	any Security or Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(k)	any Security in respect of shares in any Joint Venture of the Group in favour of another partner in that Joint Venture;

(l)	any Security or Quasi-Security arising as a consequence of any Finance Lease;

(m)

any Security or Quasi-Security granted in respect of rental deposits entered into on arm’s length terms and in the ordinary course of business, provided that the aggregate amount secured does not exceed £50,000,000 (or its equivalent in any other currency or currencies) at any time;

(n)

any Security or Quasi-Security granted by a Non-Obligor in respect of Financial Indebtedness which is incurred under a local working capital facility or for regulatory purposes, provided that the aggregate outstanding principal amount of all such local working capital facilities for all Non-Obligors does not at any time exceed £30,000,000 (or its equivalent in any other currency or currencies);

(o)

any Security or Quasi-Security granted in in the ordinary course of business in favour of a contractual counterparty that has provided Partner Collateral Funds, provided that any such Security or Quasi-Security is only in respect of such Partner Collateral Funds (including any account that holds only Partner Collateral Funds);

(p)

any Security or Quasi-Security granted in connection with any Permitted Factoring provided that the aggregate amount secured does not exceed £75,000,000 (or its equivalent in any other currency or currencies) at any time; and

(q)

any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs) does not exceed at any time £25,000,000 (or its equivalent in any other currency or currencies);

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)

the solvent liquidation or reorganisation of any member of the Group which is not an Obligor, so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	transactions (other than (A) any sale, lease, licence, transfer or other disposal and (B) the granting or creation of Security) conducted in the ordinary course of trading on arm’s length terms;

(d)

any disposal entered into, Financial Indebtedness incurred, guarantee or indemnity given (but excluding any grant or creation of Security) by a member of the Group that is engaged in, and in connection with, the operation of the Assets Business in the ordinary course of trading on arm’s length terms; and

(e)

any conversion of loans or other indebtedness which is permitted under this Agreement into distributable reserves or share capital of any member of the Group or any other capitalisation or other discharge of that loan or other indebtedness, in each case on a cashless basis.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Obligor or any ERISA Affiliate or any such Plan to which any Obligor or any ERISA Affiliate is required to contribute on behalf of any of its employees;

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms;

“Qualifying Lender” has the meaning given to it in clause 15 (Tax Gross-Up and Indemnities);

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms;

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms;

“Quoted Tenor” means, in relation to a Primary Term Rate or an Alternative Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service;

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)	is agreed in writing by the Company and the Agent (in its own capacity) and the Agent (acting on the instructions of all Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Company and each Finance Party;

“Reference Rate Terms” means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in respect of a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan or Unpaid Sum in that currency) for the category of that Loan or Unpaid Sum), in Schedule 16 (Reference Rate Terms) or in any Reference Rate Supplement;

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Relevant Jurisdiction” means, in relation to a member of the Group:

(a)	its Original Jurisdiction; and

(b)	any jurisdiction where it conducts its business;

“Relevant Market” means the market specified as such in the applicable Reference Rate Terms;

“Relevant Period” has the meaning given to that term in clause 23.1 (Financial definitions);

“Repeating Representations” means each of the representations set out in clauses 21.1 (Status) to clause 21.6 (Governing law and enforcement), clause 21.10 (No default), clause 21.11 (No misleading information), paragraph (d) and paragraph (f) of clause 21.12 (Financial statements), clause 21.13 (Anti-Bribery and Corruption Laws), clause 21.14 (Sanctions), clause 21.15 (Anti-Money Laundering Laws), clause 21.19 (Ranking) to clause 21.21 (Good title to assets), clause 21.26 (ERISA) and clause 21.28 (US Regulations);

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived;

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms;

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms;

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter);

“Restricted Jurisdiction” means any jurisdiction, country or territory which is subject to comprehensive Sanctions which includes as at the date of this Agreement the Democratic People’s Republic of Korea, the Islamic Republic of Iran, the Syrian Arab Republic, the Republic of Cuba, Belarus, Russia, Venezuela, the territory of Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, and any other non-government controlled areas of Ukraine subject to comprehensive and/or extensive Sanctions;

“Restricted Jurisdiction Payment” means any monies received by any member of the Group from a person in Russia or Belarus (other than from a person on a Sanctions List) where such receipt is lawful and in connection with a transaction which is otherwise in the ordinary course of business of the member of the Group and provided that each member of the Group uses reasonable endeavours to minimise the number and amount of such payments and acts in compliance with Sanctions in all respects;

“Restricted Party” means a person that is:

(a)	listed on, or directly or indirectly owned or controlled by a person listed on, any Sanctions List;

(b)

registered as located in or having its main place of business in, incorporated under the laws of, or (so far as any member of the Group is aware) owned or controlled by a person located in or having its main place of business in or incorporated under the laws of a Restricted Jurisdiction; or

(c)	otherwise the subject of Sanctions,

for the purposes of this definition, “owned” and “controlled” shall have the meanings given to such terms under applicable Sanctions;

“RFR” means the rate specified as such in the applicable Reference Rate Terms;

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms; “Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan;

“Safeguarding Guarantee” means any safeguarding guarantee issued in respect of Customer Funds in accordance with the Electronic Money Regulations 2011;

“Safeguarding Guarantee Documents” means any “Surety Document” (or equivalent term) under and as defined in each deed of indemnity entered into between any member of the Group and a Safeguarding Guarantor in connection with the provisions of any Safeguarding Guarantee;

“Safeguarding Guarantee Liabilities” means the aggregate of all the guarantee amounts under all Safeguarding Guarantees from time to time;

“Safeguarding Guarantor” means any “authorised insurer” in accordance with Regulations 20 and 22 of the Electronic Money regulations 2011 that issues (or may issue) a Safeguarding Guarantee;

“Sanctioned Lender” means any Lender which is (or becomes) a Restricted Party;

“Sanctions” means any economic or financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority;

“Sanctions Authority” means:

(a)	the United Nations;

(b)	the United States of America;

(c)	the European Union;

(d)	the United Kingdom of Great Britain and Northern Ireland;

(e)	the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including OFAC, the US Department of State, and HMT; and

(f)

any other governmental institution, official institution or agency with (i) responsibility for imposing, administering or enforcing economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures and (ii) jurisdiction over any member of the Group;

“Sanctions Blocking Law” means:

(a)	Council Regulation (EC) 2271/96 (or any law or regulation implementing such Regulation in any member state of the European Union); and

(b)	any similar law or regulation in the United Kingdom;

“Sanctions List” means the Consolidated United Nations Security Council Sanctions List maintained by the United Nations, the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time;

“Sanctions Notification” means (i) the determination by a member of the Group acting reasonably that (A) there has been an event or circumstance as a result of which a failure by a member of the Group to comply with Sanctions has occurred and (B) a notification to a Sanctions Authority is required in respect of such failure or (ii) the making of a voluntary self-disclosure to a Sanctions Authority by any member of the Group;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including any “security interest” as defined in sections 12(1) or (2) of the Australian PPSA;

“Solvent” means in relation to any US Obligor that as of the date of determination (a) the sum of such US Obligor’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the present fair saleable value of the property of such US Obligor is not less than the amount that will be required to pay the probable liability of such US Obligor on its debts as they become absolute and matured; (c) such US Obligor is able to pay the probable liability on such US Obligor’s debts as they become absolute and matured; (d) such US Obligor’s capital is not unreasonably small in relation to the business in which it is or proposes to be engaged; and (e) such US Obligor does not intend to incur, nor does it believe it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

“Specified Time” means a day or time determined in accordance with Schedule 12 (Timetables);

“Subsidiary” means a person in respect of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the person whether through the ownership of voting interests, by contract or otherwise;

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system;

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Term Rate Currency” means:

(a)	euro and Australian dollars; and

(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement;

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become, a Compounded Rate Loan;

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 13.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero;

“Termination Date” means, subject to clause 2.4 (Extension), the third anniversary of the date of this Agreement;

“Total Commitments” means the aggregate of the Commitments, being £330,000,000 at the date of this Agreement (as may be increased in accordance with clause 2.3 (Accordion));

“Total Purchase Price” means, in respect of a Permitted Acquisition, the consideration (including all associated fees, costs and expenses) for the Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition by a member of the Group;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company;

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate;

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US” means the United States of America;

“US Insolvency Law” means the Bankruptcy Code of the United States or any other United States federal or state bankruptcy, insolvency or similar law;

“US Obligor” means any Obligor that is incorporated or organized under the laws of one of the United States of America or the District of Columbia or any US federal law of the United States of America;

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“USA PATRIOT Act” means the US Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (commonly known as the USA PATRIOT Act);

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made;

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request); and

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan and to the Agent’s “cost of funds” is a reference to the average cost (determined either on an actual or notional basis) which the Agent would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount referred to in paragraph (b) of clause 31.4 (Clawback and pre-funding);

(iv)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (including without limitation, pursuant to clause 2.3 (Accordion) or clause 2.4 (Extension));

(v)	a “group of Lenders” includes all the Lenders;

(vi)

“guarantee” means (other than in clause 20 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which persons to which it applies are generally accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xi)	a time of day is a reference to London time; and

(xii)	“include” or “including” means include or including “without limitation”.

(b)

The words “execution”, “signed”, “signature” and words of like import in any Finance Document shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law including, without limitation, any state law based on the US Uniform Electronic Transactions Act 1999.

(c)	Section, clause and schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account and the following conditions being met:

(i)	either:

(A)

the account is in the name of the Borrower and is with the Ancillary Lender for which that cash cover is to be provided and until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; or

(B)	the account is in the name of the Ancillary Lender for which that cash cover us to be provided; and

(ii)

the Borrower has executed documentation in form and substance satisfactory to the Finance Party for which that cash cover is to be provided, creating a first ranking security interest, or other collateral arrangement, in respect of the amount of that cash cover.

(f)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

(g)	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under clauses 1.2(g)(i) and 1.2(g)(ii) is the amount of the relevant cash cover, reduction or cancellation.

(h)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(i)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(j)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(k)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 16 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(l)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 17 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 18 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

(m)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom, “€”, “EUR” and “euro” denote the single currency of the Participating Member States and “A$”, “AUD” and “Australian dollars” denote the lawful currency of Australia.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)

Subject to clause 37.3 (Other exceptions), but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Belgian Terms

In this Agreement, where it relates to a Belgian Obligor, a reference to:

(a)	“gross negligence” is a reference to zware fout/faute lourde and “wilful misconduct” is a reference to opzettelijke fout/faute intentionnelle;

(b)

a “liquidator”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or similar officer includes any curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, gerechtelijke deskundige/expert judiciaire, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc, ondernemingsbemiddelaar/médiateur d’entreprise, vereffeningsdeskundige/praticien de la liquidation, insolventiefunctionaris/praticien de l’insolvabilité, herstructureringsdeskundige/praticien de la réorganisation, as applicable, and any sekwester/séquestre;

(c)

a “suspension of payments”, “moratorium of any indebtedness” or “reorganisation” includes any gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif and overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire) and any other legal proceeding based on Boek XX Wetboek Economisch Recht/Livre XX du Code de droit économique;

(d)

“Security” includes a mortgage (hypotheek/hypothèque), a pledge (pand/gage), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie), any other real security interest (zakelijke zekerheid/sûreté réelle), a mandate to grant a mortgage (hypothecair mandaat/mandat hypothécaire), a pledge or any other real surety, a privilege (voorrecht/privilège) and a reservation of title arrangement (eigendomsvoorbehoud/réserve de propriété and retentierecht/droit de rétention);

(e)	“guarantee” means, only for the purpose of the guarantee granted by an Obligor incorporated in Belgium under this Agreement, an independent guarantee and not a surety (borg/cautionnement);

(f)	a person being “unable to pay its debts” is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(g)

an “insolvency” includes any gerechtelijke reorganisatie/réorganisation judiciaire, faillissement/faillite and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(h)

an Obligor being “incorporated” in Belgium or of which its “jurisdiction of incorporation” is Belgium, means that such Obligor has its statutory seat (statutaire zetel/siège statutaire (within the meaning of the Belgian Companies and Associations Code)) in Belgium;

(i)	“constitutional documents” means the statuten/statuts;

(j)

“commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness” includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to Boek XX Wetboek Economisch Recht/Livre XX du Code de droit économique;

(k)

a “composition”, “compromise”, “assignment” or similar arrangement includes a settlement agreement outside judicial reorganisation (minnelijk akkoord buiten gerechtelijke reorganisatie/accord amiable hors réorganisation judiciaire), a judicial reorganisation (by means of a gerechtelijke reorganisatie/réorganisation judiciaire) (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, or besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif), or a transfer under judicial authority (overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire) pursuant to Boek XX Wetboek Economisch Recht/Livre XX du Code de droit économique, as applicable;

(l)	“winding-up”, “administration” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/fermeture d’entreprise;

(m)

“expropriation”, “attachment”, “sequestration”, “distress”, “execution” or analogous procedures includes any onteigening/expropriation, uitvoerend beslag/saisie-exécution and bewarend beslag/saisie conservatoire;

(n)

an “amalgamation”, “demerger”, “merger” or “corporate reconstruction” includes an overdracht van algemeenheid/transfert d’universalité, an overdracht van bedrijfstak/transfert de branche d’activité, a splitsing/scission and a fusie/fusion as well as assimilated transactions (gelijkgestelde verrichtingen/operations assimilées) in accordance with articles 12:7 and 12:8 of the Belgian Companies and Associations Code;

(o)

a “group for VAT purposes” refers to a BTW-eenheid/unité TVA and a reference to the “representative member” of such group has the same meaning as the term vertegenwoordiger/représentant in the Belgian Royal Decree No. 55 of 9 March 2007;

(p)	a “successor” means an algemene rechtsopvolger/successeur universel;

(q)	the “Belgian Companies and Associations Code” means the Belgian Wetboek van Vennootschappen en Verenigingen/Code des Sociétés et des Associations dated 23 March 2019; and

(r)

the “Belgian Civil Code” means the Belgian oud Burgerlijk Wetboek/ancien Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the law of 13 April 2019 introducing a Civil Code and inserting book 8 “Evidence” in the Civil Code, as amended from time to time.

1.6	Australian Terms

(a)

In the Finance Documents, where it relates to a person or entity incorporated or established under the laws of Australia, reference to a person being “unable to pay its debts” includes such person being insolvent within the meaning of section 95A of the Corporations Act.

(b)

The Parties agree that the Australian Code of Banking Practice (published by the Australian Bankers’ Association, as amended, revised or amended and restated from time to time) does not apply to the Finance Documents, nor the transactions under them.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

(b)

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may (subject to clause 5.5 (Limitations on Loans)) make all or part of its Commitment available to any Borrower as an Ancillary Facility.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender or a Sanctioned Lender in accordance with clause 9.6 (Right of cancellation in relation to a Defaulting Lender or Sanctioned Lender); or

(ii)	the Commitment of a Lender in accordance with:

(A)	clause 9.1 (Illegality); or

(B)	paragraph (a) of clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitment so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)

any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to clause 2.2(c), as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company shall within five Business Days of demand pay the Agent the amount of all documented third party professional fees (if so pre-agreed with the Company) and documented reasonable out of pocket expenses reasonably incurred by the Agent.

(f)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 26.4 (Assignment or transfer fee) if the increase was a transfer pursuant to clause 26.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this clause 2.2(g).

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.2 in relation to an Increase Lender as if references in that clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Accordion

(a)	At any time up to the date falling six months prior to the Termination Date the Company may deliver to the Agent an Accordion Notice. The Accordion Notice must specify:

(i)	the amount in the Base Currency by which the Total Commitments are proposed to be increased (the “New Commitments”);

(ii)	any arrangement fee (the “Accordion Arrangement Fee”) to be payable in respect of the New Commitments; and

(iii)

the proposed date on which the increase in Total Commitments should take effect (being a date falling at least 20 Business Days but not later than 30 Business Days following delivery of the Accordion Notice).

(b)	The Total Commitments may be increased pursuant to this clause 2.3:

(i)

in a minimum amount of £10,000,000 (or, if less, the remaining balance of the amount specified in clause 2.3(b)(ii) following any previous increase pursuant to this clause 2.3) in each Accordion Notice; and

(ii)	in a maximum aggregate amount of £100,000,000.

(c)	The Company may not deliver more than five Accordion Notices.

(d)	Upon receipt of an Accordion Notice:

(i)	the Agent shall promptly notify the Lenders;

(ii)

each Lender shall have 15 Business Days from the date of receipt by the Agent of the Accordion Notice to request any supporting information from the Company reasonably required by that Lender to evaluate and respond to the Accordion Notice and to determine whether to participate in the New Commitments. Any supporting information requested by a Lender in accordance with this clause 2.3(d)(ii) shall be delivered to the Agent and the Agent shall promptly deliver such information to all existing Lenders;

(iii)

the option to provide the New Commitments shall first be offered to the existing Lenders on a pro-rata basis to their existing Commitments and each Lender shall have until 20 Business Days after the date on which the Accordion Notice is delivered to the Agent (the “Acceptance Period”) to confirm to the Agent whether it intends to participate in the New Commitments and to confirm the amount of such New Commitments in which it is prepared to participate;

(iv)	if:

(A)	a Lender notifies the Agent that it does not wish to provide all or any part of the New Commitments;

(B)

a Lender imposes conditions on its agreement to provide all or any part of the New Commitments which are not acceptable to the Company (including, without limitation, any proposals made by such Lender in relation to the Accordion Arrangement Fee); or

(C)	a Lender has failed to notify the Agent within the Acceptance Period that it wishes to provide all or any part of the New Commitments,

then the New Commitments offered to that Lender shall be offered to the Lenders who have agreed to provide part of the New Commitments during the Acceptance Period on terms acceptable to the Company (the “Accordion

Participating Lenders”) on a pro-rata basis or as otherwise agreed between those Lenders and the Company, provided that:

(1)	no individual Lender’s share of the New Commitments may result in the Lender holding more than 662/3% or more of the Total Commitments;

(2)	no Lender shall be required to assume New Commitments in an amount greater than the amount specified in the confirmation provided by that Lender to the Agent pursuant to clause 2.3(d)(iii); and

(3)	the Accordion Participating Lenders shall have 10 Business Days to consider and respond to such offer; and

(v)

if, following the offer of New Commitments to existing Lenders in accordance with clauses 2.3(d)(iii) and 2.3(d)(iv), the existing Lenders have not agreed to provide between them all of the New Commitments, the Agent shall notify the Company and the Company may offer the shortfall in the New Commitments to one or more Eligible Institutions. The Company shall notify the Agent of each Eligible Institution invited to participate.

(e)

The Company may not agree with any Accordion Lender an Accordion Arrangement Fee in respect of any New Commitments that is higher than the Accordion Arrangement Fee offered to all existing Lenders in the Accordion Notice in respect of such New Commitments.

(f)	Unless the Agent otherwise agrees, the Company shall, on each Accordion Increase Date, pay the Agent (for its own account) a fee of £2,500.

(g)	On each Accordion Increase Date:

(i)	any Additional Lender shall assume all the obligations of a Lender corresponding to that part of the New Commitments which it is to assume, as if it had been an Original Lender;

(ii)

each of the Obligors and any Additional Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Additional Lender would have assumed and/or acquired had the Additional Lender been an Original Lender;

(iii)

each Additional Lender shall become a Party as a “Lender” and any Additional Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Additional Lender and those Finance Parties would have assumed and/or acquired had the Additional Lender been an Original Lender;

(iv)	the Commitments of each Accordion Participating Lender shall be increased by an amount corresponding to that part of the increased Total Commitments which it has agreed to assume;

(v)	the Commitments of the other Lenders shall continue in full force and effect;

(vi)

the Additional Lender(s) and, if necessary, the Accordion Participating Lenders, shall make to the Agent a payment in an amount sufficient to ensure that the amount of each Lender’s participation in each Loan will then be equal to the proportion borne by its Commitment to the Total Commitments on that date and the Agent shall apply such payment in making such payments to the Lenders (other than the Additional Lender(s) or relevant Accordion Participating Lenders) as are necessary to achieve that result. If a Lender receives such payment on a day other than the last day of an Interest Period for the relevant Loan(s), the Company shall pay to such Lender, within five Business Days of demand, an amount equal to its Break Costs (following delivery to the Company by the relevant Lender, of a certificate confirming the amount of its Break Costs); and

(vii)

immediately following the making of the payments referred to in clause 2.3(g)(vi), each Lender shall then have a participation in any outstanding Loans in an amount equal to the proportion borne by its Commitment to the Total Commitments on such date.

(h)	Subject to clause 2.3(b), an increase in the Total Commitments will be effective if:

(i)	on the date of the Accordion Notice and on the Accordion Increase Date:

(A)	no Event of Default is continuing or would result from the establishment of the proposed New Commitments; and

(B)

the Repeating Representations to be made by each Obligor are true in all material respects (or, if a materiality qualification or financial or other threshold applies to such Repeating Representation, in all respects);

(ii)	the Agent executes an Accordion Confirmation executed by the relevant Accordion Lenders and acknowledged and agreed to by the Company;

(iii)	in relation to an Additional Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Agent executes a duly completed (to the satisfaction of the Agent) Additional Lender Certificate in respect of that Additional Lender; and

(B)

the Agent is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Additional Lender (and the Agent shall promptly notify the Company and the Additional Lender upon being so satisfied); and

(iv)	the Agent has received in form and substance satisfactory to it such documents (if any) as are necessary as a result of the establishment of the proposed New

Commitments to maintain the effectiveness of the guarantees, indemnities and other assurance against loss provided to the Finance Parties pursuant to the Finance Documents.

(i)

Each Accordion Lender, by executing the Accordion Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the Accordion Increase Date.

(j)

Any Additional Lender shall, on the Accordion Increase Date, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 26.4 (Assignment or transfer fee) if the increase was an assignment or transfer pursuant to clause 26.6 (Procedure for transfer) or clause 26.7 (Procedure for assignment) and as if the Additional Lender was a New Lender.

(k)	The Company shall pay to each Accordion Lender any agreed Accordion Arrangement Fee at the times agreed between the Company and that Accordion Lender in a Fee Letter.

(l)

The Company shall within five Business Days of demand pay the Agent the amount of documented third party professional fees (if so pre-agreed with the Company) and documented reasonable out of pocket expenses reasonably incurred by the Agent in connection with this clause 2.3.

(m)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.3 in relation to an Additional Lender as if references in the clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant Accordion Increase Date;

(ii)	the “New Lender” were references to that “Additional Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(n)	The Agent shall notify all Parties of:

(i)	the Accordion Increase Date;

(ii)	the amount of the New Commitments being made available by each Lender; and

(iii)	the identity of any Additional Lender.

2.4	Extension

(a)	The Company may request a maximum of two extensions to the Termination Date by delivery to the Agent of a duly completed and irrevocable extension request notice (each an “Extension Request”).

(b)	Each Extension Request shall specify the fee (if any) payable to the Lenders in connection with the proposed extension to the Termination Date (the “Extension Fee”).

(c)	The Company may deliver:

(i)

the first Extension Request at any time during the period beginning on the date falling six months before the second anniversary of the date of this Agreement and ending on the date falling three months before the second anniversary of the date of this Agreement (the “First Extension Period”); and

(ii)

the second Extension Request at any time during the period beginning on the date falling six months before the third anniversary of the date of this Agreement and ending on the date falling three months before the third anniversary of the date of this Agreement (the “Second Extension Period”).

(d)	During:

(i)	the First Extension Period, the Company may request that the Termination Date be extended to the fourth anniversary of the date of this Agreement; and

(ii)	the Second Extension Period, the Company may request that the Termination Date be extended to the fifth anniversary of the date of this Agreement.

(e)	Promptly following receipt of an Extension Request, the Agent shall provide a copy of such Extension Request to each of the Lenders.

(f)

To agree to an Extension Request, a Lender must deliver a notice to the Agent confirming that it agrees to the terms of the Extension Request including the amount of the Extension Fee (an “Acceptance Notice”) no later than the date falling 20 Business Days after the date of the relevant Extension Request.

(g)	The Agent shall notify the Company promptly following receipt of each Acceptance Notice. Each Lender that delivers an Acceptance Notice is an “Extending Lender”.

(h)	If a Lender does not deliver an Acceptance Notice by the applicable date specified in clause 2.4(f), that Lender shall be deemed to have refused that extension.

(i)

Provided that the Extension Fee has been paid to the Agent, the Termination Date that was applicable immediately prior to the delivery of such Extension Request shall be extended for each Extending Lender in accordance with clause 2.4(d), with effect from the Business Day after the date on which the Extension Fee is paid, provided that on such date and on the date of the Extension Request:

(i)	no Event of Default is continuing or would result from the extension; and

(ii)

the Repeating Representations to be made by each Obligor are true in all material respects (or, if a materiality qualification or financial or other threshold applies to such Repeating Representation, in all respects).

(j)	The Agent shall promptly notify all Parties of:

(i)	the date on which any extension of the Termination Date becomes effective pursuant to this clause 2.4; and

(ii)	the identity of each Extending Lender.

(k)

The Company must pay to the Agent on behalf of the Extending Lender(s) the Extension Fee on or before the date falling 10 Business Days after the date that the Company receives the final Acceptance Notice.

(l)	Each Obligor confirms:

(i)	the authority of the Company to agree and implement any extension of the Termination Date; and

(ii)

that its guarantee and indemnity under clause 20 (Guarantee and Indemnity) (or any applicable Accession Letter or other Finance Document) subject only to any applicable limitations on such guarantee and indemnity referred to in clause 20 (Guarantee and Indemnity) and in any Accession Letter pursuant to which it became an Obligor, remain in full force and effect notwithstanding any extension of the Termination Date, in each case, as contemplated by this clause 2.4.

(m)

Each Party agrees and empowers the Agent (without any further reference, consent or waiver from any Finance Party) at the cost of the Obligors to execute (and the relevant Obligor shall promptly upon request by the Agent execute) any necessary amendments to the Finance Documents as are necessary (in the opinion of the Agent, acting reasonably) to preserve the obligations and liabilities of the Obligors under the Finance Documents notwithstanding any extension of the Termination Date.

(n)	Nothing in this clause 2.4 shall oblige:

(i)	any Lender to agree to; or

(ii)	the Company to submit,

an Extension Request.

2.5	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause 2.5(c). The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.6	Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to agree New Commitments and to deliver any Accordion Notice or Extension Request to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.7	Recourse

(a)	The Finance Parties shall only have access to recoveries from the assets of each Obligor which are available to the general creditors of such Obligor as a matter of law or regulation.

(b)	Clause 2.7(a) shall not in any way limit the liability of any Obligor in respect of the obligations under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards general corporate and working capital purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

No Borrower may deliver a Utilisation Request unless the Agent has received (or waived receipt of) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 4.1(a), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Declared Default has occurred and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)

the Repeating Representations to be made by each Obligor are true in all material respects (or, if a materiality qualification or financial or other threshold applies to such Repeating Representation, in all respects).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency at the Specified Time and on the Utilisation Date for that Loan;

(ii)

it is euro, US dollars, Australian dollars or has been approved by the Agent (acting on the instructions of all the Lenders of that Loan) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan; and

(iii)	there are Reference Rate Terms for that currency.

(b)	If the Agent has received a written request from the Company for a currency to be approved under clause 4.3(a)(ii), the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)	Any Loan made by a single Lender under clause 6.2 (Unavailability of a currency) shall not be taken into account in this clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time or at such later time as the Agent (acting on the instructions of all of the Lenders of the relevant Loan) may agree.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with clause 12 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of GBP 5,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is euro, a minimum of EUR 5,000,000 or, if less, the Available Facility;

(iii)	if the currency selected is US dollars, a minimum of USD 5,000,000 or, if less, the Available Facility;

(iv)	if the currency selected is Australian dollars, a minimum of AUD 10,000,000 or, if less, the Available Facility;

(v)

if the currency selected is an Optional Currency, other than euro, US dollars or Australian dollars, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to clause 4.3(b)(ii) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)

If the conditions set out in this Agreement have been met and subject to clause 8.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

Other than as set out in clause 5.4(c), the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

If a Loan is made to repay Ancillary Outstandings, each Lender’s participation in that Loan will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Loans then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.

(d)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with clause 31.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Limitations on Loans

The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed £25,000,000 (or its equivalent in any other currency or currencies).

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company) to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with clause 5.4(b).

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

7.2	Availability

(a)

If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Commitment as an Ancillary Facility. For the avoidance of doubt, no Lender shall be obliged to provide all or part of its Commitment as an Ancillary Facility and if any Lender declines to provide all or part of its Commitment as an Ancillary Facility, then that Lender will not be considered to be a Defaulting Lender.

(b)

An Ancillary Facility shall not be made available unless, not later than three Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliate(s) of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with clause 7.2(b):

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to clause 7.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)

must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	clause 34.3 (Day count convention and interest calculation) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in clause 14.4 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)

An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii)	the Total Commitments have been cancelled in full or all outstanding Loans have become due and payable in accordance with the terms of this Agreement;

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:

(A)	the Available Commitments; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of a Loan.

(d)	If a Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this clause 7.6:

(i)	“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)	its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender); and

(B)

if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b)

If the Agent exercises any of its rights under clause 25.15 (Acceleration) (other than declaring Loans to be due on demand), each Lender and each Ancillary Lender shall (subject to clause 7.6(g)) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Commitment bears to the Total Commitments, each as at the date the Agent exercises the relevant right(s) under clause 25.15 (Acceleration).

(c)

If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under clause 7.6(b), then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this clause 7.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to clause 26.10 (Pro rata interest settlement)).

(e)

Prior to the application of the provisions of clause 7.6(b), an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(g)

This clause 7.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Loan or in another currency which is acceptable to that Lender.

7.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.8	Affiliates of Lenders as Ancillary Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall, except for the purpose of clause 15 (Tax Gross-Up and Indemnities), be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to clause 7.2(b)(i).

(c)

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.9	Affiliates of Borrowers

(a)

Subject to the terms of this Agreement, an Affiliate of a Borrower which is also a member of the Group may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to clause 7.2(b)(i).

(c)	If a Borrower ceases to be a Borrower under this Agreement under clause 27.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance

Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.10	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than the aggregate of:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

7.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this clause 7). In such a case, clause 37 (Amendments and Waivers) will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Loans

(a)	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under clause 8.1(a), if:

(i)	one or more Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under clause 31.1 (Payments to the Agent); and

(2)

each Lender will be required to make a payment under clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to clause 9.5(d), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

9.2	Change of control

Upon the occurrence of a Change of Control or the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Loan (except for a Rollover Loan); and

(c)

if a Lender so requires and notifies the Agent within 20 Business Days of the Company notifying the Agent of the event, the Agent shall, by not less than five Business Days’ notice to the Company, cancel the Available Commitment of that Lender and declare the participation of that Lender in all outstanding Loans and Ancillary Outstandings, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon such Available Commitment will be immediately cancelled and, the Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans and Ancillary Outstandings, accrued interest and other amounts under the Finance Documents, shall become immediately due and payable.

9.3	Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being an amount that reduces the Base Currency Amount of the Available Facility by a minimum amount of £5,000,000 (or its equivalent in any other currency or currencies)) of the Available Facility. Any cancellation under this clause 9.3 shall reduce the Commitments of the Lenders rateably.

9.4	Voluntary prepayment of Loans

(a)	The Borrower to which a Loan has been made may, if it (or the Company) gives the Agent not less than:

(i)	in the case of a Term Rate Loan, five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

(ii)	in the case of a Compounded Rate Loan, five RFR Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £5,000,000 (or its equivalent in any other currency or currencies)).

(b)	A maximum of four Compounded Rate Loans may be prepaid in any Financial Year of the Company.

(c)	Any prepayment of a Loan shall be made together with any accrued interest on the amount prepaid and will not be subject to any premium or penalty fees.

9.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	an additional amount is payable by an Obligor under clause 15.2(c) (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under clause 15.3 (Tax indemnity) or clause 16.1 (Increased Costs); or

(iii)

any amount payable to any Lender by a Belgian Obligor under a Finance Document is not (or will not be when the relevant corporate income tax is calculated) treated as a deductible charge or expense for that Obligor for Belgian tax purposes by reason of that amount being (A) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (B) paid to an account opened in the name of, or for the benefit of, that Lender with a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that additional amount, indemnification or non-deductibility continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with clause 9.5(d).

(b)	On receipt of a notice of cancellation referred to in clause 9.5(a), the Available Commitment of that Lender shall be immediately reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under clause 9.5(a) (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in clause 9.5(a) apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with clause 9.1 (Illegality) to any Lender,

the Company may on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under clause 26.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to clause 9.5(d) shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under clause 9.5(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 9.5(d) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in clause 9.5(e)(iv) as soon as reasonably practicable following delivery of a notice referred to in clause 9.5(d) and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

9.6	Right of cancellation in relation to a Defaulting Lender or Sanctioned Lender

(a)

If any Lender becomes a Defaulting Lender or a Sanctioned Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender or a Sanctioned Lender, give the Agent 10 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in clause 9.6(a) becoming effective, each Available Commitment of the Defaulting Lender or the Sanctioned Lender shall be immediately reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in clause 9.6(a), notify all the Lenders.

9.7	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of prepayments

Any prepayment of a Loan pursuant to clause 9.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATIONS

10.	RATE SWITCH

10.1	Switch to Compounded Reference Rate

Subject to clause 10.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for Loans in that Rate Switch Currency; and

(b)	any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and Clause 11.2 (Calculation of interest – Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.

10.2	Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and clause 11.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period; and

(b)	on and from the first day of the next Interest Period (if any) for that Loan:

(i)	that Loan shall be a “Compounded Rate Loan”; and

(ii)	clause 11.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan.

10.3	[Reserved]

10.4	Notifications by Agent

(a)	Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Agent shall:

(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Company and the Lenders of that occurrence; and

(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Company and the Lenders of that date.

(b)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Company and the Lenders of that occurrence.

10.5	Rate Switch definitions

In this Agreement:

“Backstop Rate Switch Date” means in relation to a Rate Switch Currency:

(a)	the date (if any) specified as such in the applicable Reference Rate Terms; or

(b)	any other date agreed as such between the Agent, all Lenders and the Company in relation to that currency;

“Rate Switch Currency” means a Term Rate Currency:

(a)	which is specified as a “Rate Switch Currency” in the applicable Reference Rate Terms; and

(b)	for which there are Reference Rate Terms applicable to Compounded Rate Loans,

provided that on the Rate Switch Date in respect of any such Term Rate Currency (or such later date agreed by the Company and all Lenders) the Reference Rate Terms in respect of any such Term Rate Currency are acceptable to all Lenders;

“Rate Switch Date” means:

(a)	in relation to a Rate Switch Currency, the earlier of:

(i)	the Backstop Rate Switch Date; and

(ii)	any Rate Switch Trigger Event Date, for that Rate Switch Currency; or

(b)	in relation to a Rate Switch Currency which:

(i)	becomes a Rate Switch Currency after the date of this Agreement; and

(ii)	for which there is a date specified as the “Rate Switch Date” in the Reference Rate Terms for that currency,

that date;

“Rate Switch Trigger Event” means:

(a)	in relation to any Rate Switch Currency and the Primary Term Rate applicable to Loans in that Rate Switch Currency:

(i)

(A)	the administrator of that Primary Term Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Primary Term Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Primary Term Rate;

(ii)

the administrator of that Primary Term Rate publicly announces that it has ceased or will cease, to provide that Primary Term Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Primary Term Rate for that Quoted Tenor;

(iii)	the supervisor of the administrator of that Primary Term Rate publicly announces that such Primary Term Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor; or

(iv)	the administrator of that Primary Term Rate or its supervisor publicly announces that that Primary Term Rate for any Quoted Tenor may no longer be used; and

(b)

the supervisor of the administrator of that Primary Term Rate publicly announces or publishes information stating that that Primary Term Rate for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor);

“Rate Switch Trigger Event Date” means, in relation to a Rate Switch Currency:

(a)	in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (a)(i) of the definition of Rate Switch Trigger Event,

the date on which the relevant Primary Term Rate ceases to be published or otherwise becomes unavailable;

(b)

in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of Rate Switch Trigger Event, the date on which the relevant Primary Term Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable; and

(c)

in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (b) of the definition of Rate Switch Trigger Event, the date on which the relevant Primary Term Rate for the relevant Quoted Tenor ceases to be representative of the underlying market and the economic reality that it is intended to measure (as determined by the supervisor of the administrator of such Primary Term Rate).

11.	INTEREST

11.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

11.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)

If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

11.3	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

(b)	If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements shows that:

(i)

a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period; or

(ii)

a lower Margin should have applied during a certain period such that the amount of Margin has been overpaid, the amount of interest payable in respect of the immediately succeeding interest payment at the end of the current Interest Period shall be reduced in respect of each relevant Loan by the amount necessary to put the Borrowers in the position they would have been in had the appropriate Margin been applied in respect of that Loan (and where the amount to be deducted exceeds the amount of interest payable on such day, any additional deductions shall be made on the last day of the next Interest Period to end after such day), provided that no such lower Margin shall apply in respect of the participation in a Loan of any Lender that was not a Lender during the period in respect of which such lower Margin should have applied.

11.4	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 11.4(b), is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 11.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.5	Notifications

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)	the relevant Borrower (or the Company) of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the relevant Borrower (or the Company) of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to clause 13.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

(d)

The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Compounded Rate Loan to which clause 13.4 (Cost of funds) applies.

(e)	This clause 11.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)

Subject to this clause 12, a Borrower (or the Company) may select an Interest Period of any period specified in the applicable Reference Rate Terms, or of any other period agreed between the Company, the Agent and all the Lenders.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

(f)	No Interest Period shall be longer than six Months.

(g)

The length of an Interest Period of a Term Rate Loan shall not be affected by that Term Rate Loan becoming a “Compounded Rate Loan” for that Interest Period pursuant to clause 13.1 (Interest calculation if no Primary Term Rate).

12.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Interest calculation if no Primary Term Rate

(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of “Term Reference Rate”.

(c)

Shortened Interest Period and Historic Primary Term Rate: If paragraph (b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(d)

Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(e)

Alternative Term Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(f)

Interpolated Alternative Term Rate: If paragraph (e) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(g)	Compounded Reference Rate or cost of funds: If paragraph (f) above applies but it is not possible to calculate the Interpolated Alternative Term Rate then:

(i)

if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and clause 11.1 (Calculation of interest – Term Rate Loans) will not apply to that Loan for that Interest Period; and

(B)	that Loan shall be a “Compounded Rate Loan” for that Interest Period and clause 11.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period; and

(ii)	if:

(A)	“Compounded Reference Rate will not apply as a fallback” and

(B)	“Cost of funds will apply as a fallback”,

are specified in the Reference Rate Terms for that Loan, clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)

there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)

before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.4	Cost of funds

(a)	If this clause 13.4 applies to a Loan for an Interest Period neither clause 11.1 (Calculation of interest – Term Rate Loans) nor clause 11.2 (Calculation of interest –

Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the weighted average of rates notified to the Agent by the Lenders as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)

If this clause 13.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 13.4(b) shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this clause 13.4 applies pursuant to clause 13.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of clause 13.4(a), to be the Market Disruption Rate for that Loan.

(e)

Subject to paragraph (d) above, if this clause 13.4 applies but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(f)	If this clause 13.4 applies the Agent shall, as soon as is practicable, notify the Company.

13.5	Break Costs

(a)

If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

14.	FEES

14.1	Commitment fee

(a)

The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. of the applicable Margin on that Lender’s Available Commitment for the Availability Period.

(b)

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2	Upfront fee

Wise Payments Limited shall pay to the Agent (for the account of the Original Lenders) an upfront fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee

Wise Payments Limited shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.4	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions

In this Agreement:

“Australian Borrower” means a Borrower incorporated in Australia;

“Australian Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to an Australian Borrower under a Finance Document and is:

(a)	an Australian Treaty Lender; or

(b)

entitled to receive such payments without a Tax Deduction on account of Tax imposed by Australia or, as the case may be, is a Lender which is exempt from any Tax Deduction on account of Tax imposed by Australia from such payments.

“Australian Treaty Lender” means a Lender which:

(a)	is treated as a resident of an Australian Treaty State for the purposes of the Australian Treaty;

(b)	does not carry on business in Australia through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

meets all other conditions in the Australian Treaty and under the applicable domestic laws of Australia to receive payments of interest in respect of its participation in any Loan, or otherwise under this Agreement, without a withholding or deduction for, or on account of, any Australian Tax (including Australian withholding tax), except that for this purpose it shall be assumed that any necessary procedural formalities have been satisfied.

“Australian Treaty State” means a jurisdiction having a double taxation agreement (an “Australian Treaty”) with Australia which makes provision for full exemption from Tax imposed by Australia on interest.

“Belgian Borrower” means a Borrower incorporated in Belgium.

“Belgian Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a Belgian Borrower under a Finance Document and which can receive that interest without a Tax Deduction due to being:

(a)

a professional investor within the meaning of Article 105, 3° of the Royal Decree implementing the Belgian Income Tax Code 1992, which is a company resident for tax purposes in Belgium or which is acting through a Belgian establishment with which the Loan is effectively connected, other than mentioned in paragraph (b) below;

(b)

a credit institution within the meaning of Article 105, 1°, a) of the Royal Decree implementing the Belgian Income Tax Code 1992, which is a resident for tax purposes in Belgium or which is acting through a Facility Office in Belgium with which the Loan is effectively connected;

(c)

a credit institution within the meaning of Article 107, §2, 5°, a), second dash of the Royal Decree implementing the Belgian Income Tax Code 1992, that is acting through its head office and is resident for tax purposes in a country which is a member state of the European Economic Area or in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium on interest);

(d)

a credit institution within the meaning of Article 107, §2, 5°, a), second dash of the Royal Decree implementing the Belgian Income Tax Code 1992, that is acting through a Facility Office which (i) itself qualifies as a credit institution within the meaning of the aforementioned Article 107, §2, 5°, a) second dash and (ii) is located in a country which is a member state of the European Economic Area or in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium on interest); or

(e)	a Belgian Treaty Lender.

“Belgian Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Belgian Treaty State for the purposes of the Belgian Treaty;

(b)	does not carry on a business in Belgium through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

is entitled to the benefits of the Belgian Treaty and meets all other conditions (subject to the completion of any necessary procedural formalities) which must be fulfilled under the Belgian Treaty and under applicable domestic tax laws (including any principal purpose limitation on benefits or other anti-abuse test) for residents of Belgium to obtain full exemption from tax imposed by Belgium on interest.

“Belgian Treaty State” means a jurisdiction having a double taxation agreement (a “Belgian Treaty”) with Belgium which makes provision for full exemption from tax imposed by Belgium on interest.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)

where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 2 of Schedule 1 (The Original Parties), and

(i)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(b)

where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(i)	where the Borrower is a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)

where the Borrower is not a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016 that entered into force on 1 July 2018;

“MLI Borrower Jurisdiction” means the jurisdiction in which the Borrower is treated as resident for the purposes of the Relevant Covered Tax Agreement;

“MLI Disclosure Condition” means the freely accessible publication of the relevant MLI Reservation or MLI Notification on the OECD website (to the extent that such MLI Reservation or MLI Notification has not been withdrawn or superseded and taking into account any applicable amendments) no later than 10 Business Days prior to the date of this Agreement where the relevant Lender is an Original Lender, or no later than 10 Business Days prior to the date on which the relevant Lender became a Lender pursuant to this Agreement where the relevant Lender is not an Original Lender;

“MLI Lender Jurisdiction” means the jurisdiction in which the relevant Lender is treated as resident for the purposes of the Relevant Covered Tax Agreement;

“MLI Notification” means a notification validly made pursuant to Article 29 of the MLI;

“MLI Reservation” means a reservation validly made pursuant to Article 28 of the MLI;

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	an Australian Qualifying Lender;

(b)	a Belgian Qualifying Lender;

(c)	a UK Qualifying Lender; or

(d)	a US Qualifying Lender;

“Relevant Covered Tax Agreement” means a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Borrower Jurisdiction;

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction;

“Tax Payment” means either the payment of an additional amount by an Obligor to a Finance Party under clause 15.2 (Tax gross-up) or a payment under clause 15.3 (Tax indemnity);

“Treaty Lender” means:

(a)	an Australian Treaty Lender;

(b)	a Belgian Treaty Lender;

(c)	a UK Treaty Lender; or

(d)	a US Treaty Lender;

“UK Borrower” means a Borrower incorporated in the United Kingdom;

“UK Non-Bank Lender” means a Lender which is not an Original Lender and which gives a UK Tax Confirmation in the documentation which it executes on becoming a Party as a Lender;

“UK Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a UK Borrower under a Finance Document and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance to a UK Borrower under a Finance Document;

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

“UK Treaty Lender” means a Lender which:

(a)	is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

meets all other conditions under the UK Treaty for residents of that UK Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of any Loan, except that for this purpose it shall be assumed that any necessary procedural formalities have been satisfied;

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest;

“US Borrower” means a Borrower incorporated in the US;

“US Qualifying Lender” means, a Lender which is beneficially entitled to interest payable to that lender in respect of an advance to a US Borrower under a Finance Document and:

(a)

is a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form)

either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”;

(b)

is a US Treaty Lender, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under the applicable double taxation treaty;

(c)

is entitled to receive payments under the Finance Documents without deduction or withholding of any US federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of either (A) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (B) IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (C) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from US withholding tax with respect to all payments to be made to such Lender under the Finance Documents; or

(d)

would have fallen within paragraph (a), (b) or (c) of this definition but for any change after the date of this Agreement (or, if later, the date on which such Lender became a Party as a Lender) in (or in the interpretation, administration or application of) any law or US Treaty or any published practice or published concession of any relevant taxing authority.

“US Treaty Lender” means a Lender which:

(a)	is treated as a resident of a US Treaty State for the purposes of the US Treaty;

(b)	does not carry on business in the US through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

meets all other conditions in the US Treaty for full exemption from US taxation on interest which relate to the Lender (including its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights), except that for this purpose it shall be assumed that any necessary procedural formalities have been satisfied.

“US Treaty State” means a jurisdiction having a double taxation agreement (a “US Treaty”) with the US which makes provision for full exemption from tax imposed by the United States on interest.

Unless a contrary indication appears, in this clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting in good faith.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, that Obligor shall pay an additional amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

An Obligor shall not be required to pay an additional amount under clause 15.2(c) by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a UK Qualifying Lender and, in the case of a UK Treaty Lender, the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488), but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender”; and:

(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A)	the relevant Lender has not given a UK Tax Confirmation to the Company; and

(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)

the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under clause 15.2(j) or 15.2(k) (as applicable).

(e)	An Obligor shall not be required to pay an additional amount under clause 15.2(c) by reason of a Tax Deduction on account of Tax imposed by Australia, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Australian Qualifying Lender, but on that date that Lender is not or has ceased to be an Australian Qualifying Lender, other than as a result of any change after that date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Australian Treaty or any published practice or published concession of any relevant taxing authority, other than a change in (or in the interpretation, administration or application of) a Relevant Covered tax Agreement that occurs pursuant to the MLI and in accordance with the MLI Reservations or MLI Notifications made by (on the one hand) the MLI Lender Jurisdiction and (on the other hand) the MLI Borrower Jurisdiction where each relevant MLI Reservation or MLI Notification satisfies the MLI Disclosure Condition;

(ii)

the relevant Lender is an Australian Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under clause 15.2(j)(i);

(iii)

the Tax Deduction would not have been required to be made by the Obligor if the Commissioner of Taxation of the Commonwealth of Australia or other taxing authority had not given a notice or direction under section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Cth) or section 255 of the Income Tax Assessment Act 1936 (Cth) of Australia or comparable provision requiring the relevant Obligor to deduct from any payment to be made by the Obligor to a person under this Agreement an amount on account of any Taxes or other charges payable by the payee; or

(iv)

the Obligor making the payment is able to demonstrate that the payment could have been made to the relevant payee without the Tax Deduction had that payee provided to the Obligor its name, address, tax file number or Australian Business Number (or similar details or proof of an applicable exemption from these requirements).

(f)

No Belgian Borrower or Guarantor in respect of an amount due from such Belgian Borrower shall be required to pay an additional amount under clause 15.2(c) by reason of a Tax Deduction on account of Tax imposed by Belgium if, on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Belgian Qualifying Lender, but on that date that Lender is not or has ceased to be a Belgian Qualifying Lender, other than as a result of any change after the date it became a Lender under this Agreement in any law, double taxation agreement or Belgian Treaty or any published practice or published concession of any relevant Tax authority (or in the interpretation or implementation of such law, Belgian Treaty, agreement, practice or concession by the relevant Tax authority); or

(ii)

the relevant Lender is a Belgian Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 15.2(j)(i).

(g)	An Obligor shall not be required to pay an additional amount under clause 15.2(c)by reason of a Tax Deduction on account of Tax imposed by the US if, on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or US Treaty or any published practice of any relevant taxing authority; or

(ii)

the relevant Lender is a US Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 15.2(j)(i).

(h)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(i)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA, an original receipt or certified copy thereof or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(j)

(i)

Subject to clause 15.2(j)(ii), a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect (including, but not limited to, the relevant Lender providing the Obligor with a recently issued form 6166 promptly following the Obligor’s request).

(ii)

(A)

In relation to a participation in a Loan made to a UK Borrower, a UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 of Schedule 1 (The Original Parties); and

(B)

in relation to a participation in a Loan made to a UK Borrower, a UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to clause 15.2(j)(i).

(k)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause 15.2(j)(ii) and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or

(C)	HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(l)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with clause 15.2(j)(ii), no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(m)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(n)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the UK Tax Confirmation.

15.3	Tax Indemnity

(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 15.3(a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident or as having a permanent establishment for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office or permanent establishment is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by a payment of an additional amount under clause 15.2 (Tax gross-up);

(B)

would have been compensated for by a payment of an additional amount under clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clauses 15.2(d) to 15.2(g) applied;

(C)

is compensated for by a payment under clause 15.6 (Stamp taxes) or clause 15.7 (VAT) (or would have been compensated for under clause 15.6 (Stamp taxes) or clause 15.7 (VAT) but was not so compensated solely because any of the exclusions in clause 15.6 (Stamp taxes) or clause 15.7 (VAT) applied);

(D)	attributable to the Bank Levy (or any payment attributable to, or liability arising in connection with the Bank Levy); or

(E)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under clause 15.3(a) shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 15.3, notify the Agent.

15.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)

If a Tax Deduction is required to be made from a payment made by an Obligor to a Treaty Lender and clause 15.2 (Tax gross-up) applies to require an additional amount to be paid by the Obligor to that Treaty Lender, that Treaty Lender shall, at the Obligor’s cost and as soon as reasonably practicable, following a request by the Obligor and receipt of such evidence under clause 15.2(i), apply to the relevant Tax authority for, and use reasonable endeavours to obtain, any rebate or repayment of the relevant Tax to which that Treaty Lender is entitled under the relevant treaty (a “Treaty Rebate”) and any such Treaty Rebate, once received, shall be treated as a Tax Credit that has been obtained and utilised for the purposes of this clause 15.4.

(c)

If a Lender makes any payment to an Obligor pursuant to this clause 15.4 and the Lender subsequently certifies in good faith that the Tax Credit in respect of which such payment was made was not available or has been withdrawn, reduced or that it was unable to use the Tax Credit in full, the Obligor shall reimburse the Lender such amount as the Lender determines in good faith is necessary to place it in the same after-Tax position as it would have been in if the Tax Credit had been obtained and fully used and retained by the Lender.

15.5	Lender status confirmation

(a)

Each Lender, which is not an Original Lender, shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	in respect of a UK Borrower:

(A)	not a UK Qualifying Lender;

(B)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)	a UK Treaty Lender;

(ii)	in respect of a Belgian Borrower:

(A)	not a Belgian Qualifying Lender;

(B)	a Belgian Qualifying Lender (other than a Belgian Treaty Lender); or

(C)	a Belgian Treaty Lender;

(iii)	in respect of a US Borrower:

(A)	not a US Qualifying Lender;

(B)	a US Qualifying Lender (other than a US Treaty Lender); or

(C)	a US Treaty Lender; and

(iv)	in respect of an Australian Borrower:

(A)	not an Australian Qualifying Lender;

(B)	an Australian Qualifying Lender (other than an Australian Treaty Lender); or

(C)	an Australian Treaty Lender.

If such a Lender fails to indicate its status in accordance with this clause 15.5(a) then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender with respect to the relevant Borrower until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this clause 15.5(a).

(b)

Each Original Lender represents on the date of this Agreement that it is not incorporated in, having its place of effective management in, or acting through a Facility Office or office, as the case may be, situated in, a Non-Cooperative Jurisdiction and that for the purposes of the Finance Documents, it is not using a bank account held with or managed by it (or any establishment it may have) in a Non-Cooperative Jurisdiction or held with or managed by a credit institution established or having an establishment in a Non-Cooperative Jurisdiction.

(c)

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, whether it is incorporated in, having its place of effective management in, or acting through a Facility Office or office, as the case may be, situated in, a Non-Cooperative Jurisdiction, and whether for the purposes of the Finance Documents, it is using a bank account held with or managed by it (or any establishment it may have) in a Non-Cooperative Jurisdiction or held with or managed by a credit institution established or having an establishment in a Non-Cooperative Jurisdiction. For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this clause 15.5(c).

(d)

Each Lender shall notify any Belgian Obligor: (i) if the state or territory in which it is incorporated, resident or established, or where its Facility Office is established, is a Non-Cooperative Jurisdiction and/or (ii) if the bank account(s) to which payments to which that Lender is entitled have been (or will be) made are (x) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (y) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction; in each case at such time or during such period or, as the case may be, in connection with such payments, as indicated by that Belgian Obligor in a written request to make such notification. The Lender shall make such notification within ten Business Days of demand from that Belgian Obligor.

(e)

Each Lender shall, within ten Business Days of demand from a Belgian Obligor, provide information to that Belgian Obligor reasonably demonstrating that it cannot be considered as an artificial construction within the meaning of Article 198, §1, 10° of the Belgian Income Tax Code 1992 (i) if the state or territory in which it is or becomes incorporated, resident or established or where its Facility Office is or becomes established is a Non-Cooperative Jurisdiction and/or (ii) if the bank account(s) to which payments to which that Lender is entitled have been or will be made, are (x) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (y) managed by, or opened with, a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

15.6	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than (i) where such Taxes become payable as a result of the assignment or transfer by a Lender of any of its rights under this Agreement, and (ii) any such Tax to the extent it becomes payable upon a voluntary registration made by any Finance Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of a Finance Party under any of the Finance Document.

15.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to clause 15.7(b), if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause 15.7(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this clause 15.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994, the Belgian Royal Decree No. 55 of 9 March 2007, Article 11 of the Council Directive 2006/112/EC (as implemented by the relevant member state of the European Union) or its equivalent meaning under the relevant VAT legislation in Australia, the US or elsewhere, including where such legislation uses a term other than “representative member”).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

15.8	FATCA information

(a)	Subject to clause 15.8(c), each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to clause 15.8(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Clause 15.8(a) shall not oblige any Finance Party to do anything, and clause 15.8(a)(iii) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 15.8(a)(i) or 15.8(a)(ii) (including, for the avoidance of doubt, where clause 15.8(c) applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 15.8(e) to the relevant Borrower.

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to clause 15.8(e) is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 15.8(e) or clause 15.8(g) without further verification. The Agent shall not be liable for any action taken by it under or in connection with clause 15.8(e), clause 15.8(f) or clause 15.8(g).

15.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

16.	INCREASED COSTS

16.1	Increased Costs

(a)

Subject to clause 16.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)

the implementation or application of, or compliance with Basel III, CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement:

“2018 EWA” means the European Union (Withdrawal) Act 2018;

“2020 EWA” means the European Union (Withdrawal Agreement) Act 2020;

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated from time to time;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and/or

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means EU CRD IV and UK CRD IV;

“EU CRD IV” means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

“Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)

a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document; and

“UK CRD IV” means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the 2018 EWA;

(b)

the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the 2020 EWA) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c)

direct EU legislation (as defined in the 2018 EWA), which immediately before IP completion day (as defined in the 2020 EWA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the 2018 EWA.

16.2	Increased Cost claims

(a)

A Finance Party intending to make a claim pursuant to clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by clause 15.3 (Tax indemnity) (or would have been compensated for under clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 15.3(b) applied);

(iv)

compensated for by clause 15.6 (Stamp taxes) or clause 15.7 (VAT) (or would have been compensated for under clause 15.6 (Stamp taxes) or clause 15.7 (VAT) but was not so compensated solely because any of the exclusions in clause 15.6 (Stamp taxes) or clause 15.7 (VAT) applied);

(v)	(for the avoidance of doubt) attributable to the Bank Levy (or any payment attributable to, or liability arising in connection with the Bank Levy);

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vii)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), which for the avoidance of doubt shall not include any changes pursuant to Basel III.

(b)	In this clause 16.3, a reference to a “Tax Deduction” has the same meaning given to that term in clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Arranger and each other Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 30 (Sharing Among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

17.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement, provided that:

(iv)

(A)

if no Default is continuing, the Agent shall obtain the prior consent of the Company (acting reasonably and such consent not to be unreasonably withheld or delayed) to the amount of any fees incurred under clause 17.3(a)(iii)); and

(B)

if a Default is continuing, there shall be no requirement for the Agent to obtain the consent of the Company prior to being indemnified for any cost, loss or liability it incurs under clause 17.3(a)(iii); and

(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence, wilful misconduct or fraud) (or, in the case of any cost, loss or liability pursuant to clause 31.11 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents, except for any liability to Tax assessed on the Agent if that Tax is imposed on or calculated by reference to the net income, profits or gains of the Agent.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in:

(i)	any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 9.1 (Illegality), clause 15 (Tax Gross-Up and Indemnities) or clause 16 (Increased Costs); or

(ii)

any amount payable under a Finance Document by a Belgian Obligor becoming not deductible from that Obligor’s taxable income for Belgian tax purposes by reason of that amount being (A) paid or accrued to a Finance Party incorporated, domiciled or established in, or acting through a Facility Office situated in, a Non-Cooperative Jurisdiction or (B) paid to an account opened in the name of, or for the benefit of, that Finance Party with a financial institution (or branch or office of such financial institution) situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office, transferring its rights and obligations under the Finance Documents to an Affiliate or Facility Office that is not established in a Non-Cooperative Jurisdiction or substituting a bank account for an alternative bank account that is not held with a financial institution situated in a Non-Cooperative Jurisdiction.

(b)	Clause 18.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)

The Company shall (or shall procure that an Obligor will), within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

Wise Payments Limited shall (or shall procure that an Obligor will) within five Business Days of demand pay the Agent and the Arranger the amount of all documented third party professional fees (subject to any caps pre-agreed with the Company) and documented reasonable out of pocket expenses reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment and other costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to clause 31.10 (Change of currency),

the Company shall (or shall procure that an Obligor will), within five Business Days of demand, reimburse the Agent for the amount of all documented third party professional fees (subject to any caps pre-agreed with the Company) and documented reasonable out of pocket expenses reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement and preservation costs

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document.

SECTION 7

GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that:

(i)

whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(ii)

if an Ipso Facto Event is continuing, then immediately on demand by the Agent that Guarantor shall pay all Loans, accrued interest and other amounts referred to in clause 25.15 (Acceleration) as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

Each of clauses 20.1(a), 20.1(b)(i), 20.1(b)(ii) and 20.1(c) is a separate obligation. None is limited by reference to the other.

“Ipso Facto Event” means a Borrower is the subject of:

(d)	an announcement, application, compromise, arrangement, managing controller, or administration as described in section 415D(1), 434J(1) or 451E(1) of the Corporations Act; or

(e)	any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this clause 20 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor intent

Without prejudice to the generality of clause 20.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents (including, without limitation, any New Commitments established pursuant to clause 2.3 (Accordion) or any extension to the Termination Date effected pursuant to clause 2.4 (Extension)) and/or any facility or amount made available under any of the Finance

Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 20.

20.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 20.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 31 (Payment Mechanics).

20.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.11	Guarantee limitations – Belgium

(a)

Notwithstanding any provision to the contrary in this Agreement, the liability of any Belgian Guarantor under this clause 20 for the obligations of any Obligor, which is not a direct or indirect Subsidiary of that Belgian Guarantor will be limited to the greater of:

(i)	an amount equal to 90 per cent, of the Net Assets of that Belgian Guarantor calculated on the basis of its latest available annual financial statements at the date of this Agreement;

(ii)

an amount equal to 90 per cent, of the Net Assets of that Belgian Guarantor calculated on the basis of its latest available annual financial statements at the date on which a demand is made against it under this clause 20; and

(iii)	the highest amount of On Lending to that Belgian Guarantor and its Subsidiaries at any time between the date of this Agreement and the date on which a demand is made against it under this clause 20.

(b)

Notwithstanding any contrary indication in this Agreement, a guarantee under this clause 20 shall not include any liability which would constitute illegal financial assistance in any relevant jurisdiction, including pursuant to Articles 5:152, 6:118 or 7:227 of the Belgian Companies and Associations Code.

(c)	For the purpose of this clause 20:

“Belgian Guarantor” means any Guarantor, incorporated under the laws of Belgium;

“Net Assets” means, irrespective of the corporate form of the relevant Belgian Guarantor, the net assets of the Belgian Guarantor as calculated in accordance with Article 7:212 of the Belgian Companies and Associations Code and, in the event of a dispute on the amount thereof, a certificate of such amount from the statutory auditor of that Belgian Guarantor (or , if no statutory auditor is appointed or the statutory auditor refuses to issue such certificate, from an accountant appointed upon the Agent’s request by the “Insituut van de Bedrijfsrevisoren/ Institut des Réviseurs d’Entreprises”) shall be conclusive, save in the case of manifest error;

“On Lending” means, without double-counting, the total amount of all Financial Indebtedness made available:

(a)	to the relevant Belgian Guarantor by a member of the Group; and

(b)	to the Subsidiaries of that Belgian Guarantor by a member of the Group that is not a Belgian Guarantor or a Subsidiary of the Belgian Guarantor,

in each case, irrespective of whether retained or on lent by the Belgian Guarantor or its Subsidiary.

20.12	Guarantee Limitations – United States

(a)

The obligations of any US Obligor under this guarantee shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such US Obligor’s obligations under this guarantee subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the US Bankruptcy Code or any applicable provisions of comparable law of one or more of the states comprising the United States of America (collectively, the “US Fraudulent Transfer Laws”).

(b)	Each US Obligor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents; and

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any US Fraudulent Transfer Laws.

(c)

The obligations guaranteed by each US Obligor pursuant to clause 20.1 (Guarantee and indemnity) shall include, without limitation, obligations which, but for the automatic stay under section 362(a) of the US Bankruptcy Code, would become due, and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding.

(d)

Additionally, without limiting the foregoing provisions of this Clause, each US Obligor waives and agrees not to assert, to the fullest extent permitted by law, any other defences or benefits that may be derived from or afforded by applicable US law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this clause 20.

(e)

No US Obligor shall have any right to require any Finance Party to obtain or disclose any information with respect to the financial condition or character of any Obligor or the ability of any Obligor to pay and perform its obligations hereunder; the obligations of the Obligors hereunder; any collateral or other security for any or all of such obligations; the existence or non-existence of any other guarantees of all or any part of such obligations; any action or inaction on the part of any Finance Party or any other person or business; or any other matter, fact or occurrence whatsoever.

(f)

If the Finance Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i)

if a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC

and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender or a Sanctioned Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii)	As used in this clause 20.12(f), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390©(8)(D).

20.13	Guarantee Limitations – Australia

No Australian Obligor’s obligations and liabilities under this clause 20 or under any other guarantee or indemnity provision in a Finance Document will extend to include any obligation or liability to the extent that it would constitute unlawful financial assistance within the meaning of section 260A of the Corporations Act or a breach of section 260A of the Corporations Act, provided that the Australian Obligor made all reasonable endeavours to obtain approval pursuant to 260B of the Corporations Act prior to the obligations and liabilities under this clause 20 or under any other guarantee or indemnity provision in a Finance Document extending to include those obligations or liabilities.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 21 to each Finance Party.

21.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)

Each US Obligor is duly qualified and in good standing in its jurisdiction of incorporation and is duly qualified and in good standing in each other jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any Obligor; or

(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to the extent that such conflict has or would reasonably be expected to have a Material Adverse Effect.

21.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Original Jurisdiction or the jurisdiction whose laws govern the relevant Finance Document to which it is a party,

have been obtained or effected and are in full force and effect except any Authorisation, stamping or registration referred to in clause 21.9 (No filing or stamp taxes) which Authorisation, stamping or registration will be obtained promptly after the execution of the relevant Finance Document and in any event within any applicable time limits.

21.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its Original Jurisdiction; and

(b)

any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Original Jurisdiction.

21.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of clause 25.7 (Insolvency proceedings); or

(b)	creditors’ process described in clause 25.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to an Obligor; and none of the circumstances described in clause 25.6 (Insolvency) applies to an Obligor.

21.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in clause 15.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(a)	in respect of a Loan to a UK Borrower:

(i)	a UK Qualifying Lender:

(A)	falling within paragraph (a)(i) of the definition of “UK Qualifying Lender”;

(B)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “UK Qualifying Lender”; or

(C)	falling within paragraph (b) of the definition of “UK Qualifying Lender”; or

(ii)

a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or

(b)	in respect of a Loan to an Australian Borrower, an Australian Qualifying Lender, except where:

(i)

the Tax Deduction is required to be made by the Obligor where the Commissioner of Taxation of the Commonwealth of Australia or other taxing authority has given notice or direction under section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Cth) of Australia or section 255 of the Income Tax Assessment Act 1936 (Cth) of Australia or any comparable provision requiring the Obligor to deduct from any payment to be made by the Obligor to the Australian Qualifying Lender an amount on account of any Taxes or other charges payable by the Australian Qualifying Lender; or

(ii)

the Australian Qualifying Lender has not provided to the Obligor its name, address, tax file number or Australian Business Number (or similar details or proof of an applicable exemption from these requirements);

(c)	in respect of a Loan to a Belgian Borrower, a Belgian Qualifying Lender; or

(d)	in respect of a Loan to a US Borrower, a US Qualifying Lender, except where the Lender is a US Qualifying Lender falling within paragraph (d) of the definition of “US Qualifying Lender”.

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)

documentary taxes of EUR 0.15 per original in respect of this Agreement, certain other Finance Documents and any agreement containing a debt obligation, indebtedness or security interest for the benefits of banks that is signed or registered in Belgium;

(b)	any filing, recording or enrolling or any Tax or fee payable which is referred to in any Legal Opinion;

(c)	due to a voluntary registration not required to maintain, preserve or enforce rights of the Finance Parties;

(d)	a stamp duty of up to EUR 100 that is payable in relation to any Belgian notarial deed for companies with legal personality as described in the Belgian Companies and Associations Code,

which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document and in any event, within the relevant statutorily prescribed time periods and excluding for this purpose any stamp, registration, notarial or similar Taxes payable as a result of the assignment or transfer by a Lender of any of its rights under this Agreement.

21.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.11	No misleading information

All written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

21.12	Financial statements

(a)

Its Original Financial Statements were prepared, in the case of the Company, in accordance with the Accounting Principles or, in the case of an Obligor other than the Company, in accordance with generally accepted accounting principles in its Original Jurisdiction, consistently applied.

(b)

Its Original Financial Statements fairly present its financial condition as at the end of the relevant period and its results of operations during the relevant period (consolidated in the case of the Company’s consolidated financial statements).

(c)

There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to clause 22.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	fairly present its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)

The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(f)

There has been no material adverse change in the business, property or financial condition of the Group taken as a whole since the date of the most recent consolidated financial statements of the Company delivered pursuant to clause 22.1 (Financial statements).

21.13	Anti-Bribery and Corruption Laws

(a)	It and each member of the Group has conducted, and is conducting its businesses in compliance with the Anti-Bribery and Corruption Laws.

(b)	It and each member of the Group has instituted and maintained policies and procedures designed to promote compliance with the Anti-Bribery and Corruption Laws.

(c)

No action, suit, proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving it or any of its subsidiaries with respect to the Anti-Bribery and Corruption Laws is pending or, to the best of its knowledge, threatened.

(d)	No Loan, use of the proceeds of a Loan or other transaction contemplated by this Agreement will be used by it or its Subsidiaries in a way that would violate any Anti-Bribery and Corruption Laws.

21.14	Sanctions

(a)	Neither it nor any of its Subsidiaries, Joint Ventures, nor any directors, officers or (to the best of its knowledge) employees of it or any of its Subsidiaries:

(i)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(ii)	is subject to any Notifiable Sanctions Investigation that has not been Disclosed;

(iii)

intentionally, wilfully, knowingly or with reasonable cause for suspicion is engaging in or has engaged in any transaction that unlawfully evades, circumvents or breaches or attempts to breach any Sanctions applicable to it;

(iv)	is aware of any Sanctions Notification that has not been Disclosed; or

(v)

is engaging in any trade or business with or for the benefit of any Restricted Party, where such trade or business is (x) in breach of Sanctions and which is either a Material Sanctions Event or a Sanctions Notification which has not been Disclosed and/or (y) in a Restricted Jurisdiction (other than, in the case of (y), in respect of any Restricted Jurisdiction Payment).

(b)

No action, suit, proceeding or investigation by or before any court, or governmental agency, authority or body or any arbitrator involving it or any of its Subsidiaries with respect to Sanctions is pending or, to the best of its knowledge, threatened, other than any Ordinary Course Sanctions Activity or any action, suit, proceeding or investigation which has been Disclosed.

(c)

No Loan, use of the proceeds of a Loan or other transaction contemplated by this Agreement will be used by it or its Subsidiaries in a way that would violate any Sanctions or that would cause a Finance Party to breach any Sanctions.

(d)

Clause 21.14(a) to clause 21.14(c) will not apply to any Party in respect of which a Sanctions Blocking Law applies, if and to the extent that such representations are or would be unenforceable by or in respect of that Party pursuant to, or would otherwise result in a breach and/or violation of any provision of, a Sanctions Blocking Law.

21.15	Anti-Money Laundering Laws

(a)	Other than as Disclosed, it and each member of the Group is conducting its operations in compliance with the Anti-Money Laundering Laws.

(b)	It and each member of the Group has instituted and maintains policies and procedures designed to promote compliance with the Anti-Money Laundering Laws.

(c)

No penalty, fine, reprimand, issued court proceeding or claim, has been determined by any court or governmental or regulatory agency, authority or body or any arbitrator against any member of the Group with respect to the Anti-Money Laundering Laws, other than any penalty, fine, reprimand, issued court proceeding or claim which has been Disclosed.

21.16	Tax Consolidation

No Obligor is a member of an Australian Tax Consolidated Group.

21.17	Trustee

It does not enter into any Finance Document as trustee.

21.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.19	Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.20	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)

No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries.

21.21	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate material Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.22	Intellectual Property

(a)

The Company is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of the business of the Group and which is required by the Group in order to carry on the business of the Group as it is being conducted as at the date of this Agreement, except in respect of any open source code used by any member of the Group or made available by any member of the Group to a third party in the ordinary course of business of that member of the Group as carried on at the date of this Agreement.

(b)	It and each of its Subsidiaries:

(i)

does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(ii)	has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it.

21.23	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information:

(a)	each member of the Group, including current name and company registration number, its jurisdiction of incorporation and each branch of any member of the Group and corresponding jurisdiction; and

(b)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

21.24	Obligors

The Guarantor Coverage Test is satisfied on the date of this Agreement.

21.25	Accounting Reference Date

The Financial Year-end of each Obligor is 31 March (other than in respect of the Hungarian branch of Wise Payments Limited).

21.26	ERISA

(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other United States federal and state laws except for noncompliance that might not reasonably be expected to have a Material Adverse Effect; (ii) no ERISA Event has occurred or might reasonably be expected to occur with respect to any Pension Plan that might reasonably be expected to have a Material Adverse Effect; (iii) there are no pending or, to the best of such Obligor’s knowledge and belief, threatened litigation, arbitration or administrative proceedings of or before, or other action by, any court, arbitral body or agency with respect to any Plan that might reasonably be expected to have a Material Adverse Effect; (iv) each Obligor and each ERISA Affiliate has met the minimum funding requirements of ERISA with respect to each Pension Plan except as might not reasonably be expected to have a Material Adverse Effect; and (v) no other event has occurred resulting from any Obligor’s or ERISA Affiliate’s failure to comply with ERISA that might reasonably be expected to have a Material Adverse Effect.

21.27	Solvency

After and giving effect to the incurrence of any US Obligor’s obligations under this Agreement and the other Facility Documents such US Obligor is Solvent. Additionally, no transfer of property is being made by any US Obligor and no obligation is being incurred by any US Obligor in relation to the transactions contemplated by this Agreement or the other Facility Documents with the intent to hinder, delay, or defraud either present or future creditors of such US Obligor or other persons to which such US Obligor is or will become indebted.

21.28	US Regulations

No Obligor nor any of its Subsidiaries is or is required to be registered as an “investment company” under the US Investment Company Act of 1940 or subject to regulation under any other US federal or state statute or regulation which may limit its or their ability to incur Indebtedness or which may otherwise render all or any portion of the obligations of the Obligors under the Facility Documents unenforceable.

No Obligor nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of US Regulation U of the Board of Governors of the Federal Reserve System of the United States) as in effect from time to time. The use of the proceeds of the Facility will not violate or be inconsistent with the provisions of US Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States as in effect from time to time.

21.29	Repetition

(a)	All the representations and warranties in this clause 21 are made by each Original Obligor on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request, the date of each Accordion Notice, each Accordion Increase Date, on the date of each Extension Request and the first day of each Interest Period; and

(ii)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

22.	INFORMATION UNDERTAKINGS

The undertakings in this clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Agreement:

“Annual Financial Statements” means the financial statements delivered pursuant to clause 22.1(a)(i); and

“Semi-annual Financial Statements” means the financial statements delivered pursuant to clause 22.1(b).

22.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event:

(i)	within 150 days after the end of each of its Financial Years, its audited unconsolidated financial statements and audited consolidated financial statements for that Financial Year; and

(ii)	within 180 days after the end of each of its Financial Years the audited unconsolidated financial statements of each other Obligor for that Financial Year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each of its Financial Half Years its consolidated financial statements for that Financial Half Year.

22.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to clause 22.1(a)(i) or clause 22.1(b), a Compliance Certificate setting out (in reasonable detail):

(i)	computations as to compliance with clause 23 (Financial Covenants) as at the date at which those financial statements were drawn up and confirm computations set out in the definition of Margin; and

(ii)	in the case of any Compliance Certificate supplied with each set of Annual Financial Statements, computations (together with supporting calculations) as to compliance with clause 24.19 (Guarantors).

(b)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Group or a director of the Company.

22.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to clause 22.1 (Financial statements):

(i)

shall be certified by the CEO or CFO of the Group as fairly presenting its financial condition as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the auditors of those Annual Financial Statements and accompanying those Annual Financial Statements; and

(ii)

shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements (including as to the capitalisation of Capital Expenditure and development costs) unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors deliver to the Agent:

(A)

a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(B)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 23 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(b)

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)

If the Company notifies the Agent of a change in accordance with clause 22.3(a), the Company and the Agent shall enter into negotiations in good faith for a minimum period of 30 days with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable, these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

22.4	Year-end

The Company shall procure that the end of each annual accounting period of each Obligor falls on the Accounting Reference Date, save in respect of the Hungarian branch of Wise Payments Limited or any other branch which may be required to have a different financial year end as a matter of applicable local law.

22.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) at the same time as they are dispatched;

(b)	all documents dispatched by the Company to its creditors generally at the same time as they are dispatched;

(c)

as soon as reasonably practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(d)

as soon as reasonably practicable upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect;

(e)	as soon as reasonably practicable after:

(i)	the occurrence of a Sanctions Notification, reasonable details of that Sanctions Notification together with:

(A)	confirmation that the relevant notification has been made to the applicable Sanctions Authority; and

(B)	confirmation that no breach of paragraphs (a)(i) or (a)(iii) of clause 24.4 (Sanctions) has occurred;

(ii)	commencement of any Notifiable Sanctions Investigation, reasonable details of that Notifiable Sanctions Investigation; or

(iii)	a Sanctions Authority has submitted a formal written notice to any member of the Group of a Notifiable Sanctions Investigation,

in each case, to the extent that no member of the Group is prevented by law or any applicable confidentiality restrictions imposed by or agreed with any Sanctions Authority from disclosing any such information and only to the extent that the disclosure of such information would not reasonably be expected to result in the loss of legal privilege or any applicable defence. Nothing in this paragraph (e) shall require a member of the Group to provide notice to any Lender of any Ordinary Course Sanctions Activity;

(f)	as soon as reasonably practicable after:

(i)	commencement of any Notifiable AML Investigation, reasonable details of that Notifiable AML Investigation; or

(ii)

a governmental or regulatory agency, authority or body or any arbitrator has submitted a formal written notice to any member of the Group of any Notifiable AML Investigation, reasonable details of that Notifiable AML Investigation, in each case, to the extent that no member of the Group is prevented by law or any applicable confidentiality restrictions imposed by or agreed with any applicable governmental or regulatory agency, authority or body from disclosing any such information and only to the extent that the disclosure of such information would not reasonably be expected to result in the loss of legal privilege or any applicable defence; and

(g)

as soon as reasonably practicable, such further information regarding the financial condition, business, assets and operations of the Group without giving rise to any material cost to the Group as any Finance Party (through the Agent) may reasonably request, other than information which the Company is precluded by applicable law, regulation or contract from disclosing.

22.6	Notification of Default

(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) as soon as reasonably practicable upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a reasonable request by the Agent, the Company shall supply to the Agent a certificate signed by the chief executive officer or the chief financial officer of the Group on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.7	Notification of cash cover events

(a)

Each Obligor shall notify the Agent of any “cash cover event” (howsoever described) under any Safeguarding Guarantee Document (a “Cash Cover Event”) (and the steps, if any, being taken to remedy it) as soon as reasonably practicable upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a reasonable request by the Agent, the Company shall supply to the Agent a certificate signed by the chief executive officer or the chief financial officer of the Group on its behalf certifying that no Cash Cover Event is continuing (or if a Cash Cover Event is continuing, specifying the Cash Cover Event and the steps, if any, being taken to remedy it).

22.8	Direct electronic delivery by Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with clause 33.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

22.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or any shareholder of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of clause 22.9(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 22.9(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 22.9(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to clause 27 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to clause 22.9(c), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23.	FINANCIAL COVENANTS

23.1	Financial definitions

In this Agreement:

“Adjusted Contingent Leverage” means, in respect of any Relevant Period, the ratio of Contingent SGG Liabilities on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period;

“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)

including for any Relevant Period (including the portion thereof occurring prior to the relevant acquisition) the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) for that Relevant Period attributable to any person, business or assets acquired by any member of the Group during that Relevant Period;

(b)

excluding for any Relevant Period (including the portion thereof occurring prior to the relevant disposal) the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) for that Relevant Period attributable to any person, business or assets disposed of by any member of the Group during the Relevant Period; and

(c)

including any cost savings and cost synergies (excluding any revenue synergies) reasonably projected to arise in relation to a Permitted Acquisition pursuant to paragraph (h) of that definition, provided that:

(i)

such cost synergies and cost savings are certified by the chief financial officer, the chief executive officer or a director of the Company as being reasonable and as being reasonably capable of being realised within 12 months of the date of the relevant Permitted Acquisition; and

(ii)	such cost synergies and cost savings in aggregate do not exceed 10% of Adjusted EBITDA (not taking into account the amount of the cost synergies and cost savings subject to such determination);

“Adjusted Leverage” means, in respect of any Relevant Period, the ratio of Senior Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period;

“Borrowings” means, at any time, the aggregate outstanding principal (including capitalised interest), capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)

any amount of any liability under an advance or deferred purchase agreement if (A) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (B) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)

any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i);

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure;

“Contingent SGG Liabilities” means the aggregate of the guarantee amount under each safeguarding guarantee issued in respect of Customer Funds held by a member of the Group from time to time;

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)

after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period);

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(f)

plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(g)	not including the capitalised costs in relation to engineers’ development time and the capitalised costs in relation to Capital Expenditure for tangible assets;

(h)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(i)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 March 2020;

(j)	before taking into account any Pension Items; and

(k)	excluding the charge to profit represented by the expensing of stock options,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation;

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items or any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations;

(d)	costs associated with the listing of the Company on the London Stock Exchange;

(e)	one off recruitment costs in relation to new senior executives or replacement senior executives; and

(f)	compensation payments to any departing directors or employees or any redundancy costs;

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Senior Debt paid or payable by any member of the Group (calculated on a consolidated basis) in cash in respect of that Relevant Period:

(a)	excluding any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes;

(e)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable of the Joint Venture; and

(f)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis,

and so that no amount shall be added (or deducted) more than once;

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019, have been treated as an operating lease);

“Financial Half Year” means the period commencing on the day after one Half Year Date and ending on the next Half Year Date;

“Financial Year” means the annual accounting period of the Group ending on or about 31 March in each year;

“Half Year Date” means each of 31 March and 30 September;

“Interest Cover” means, in respect of any Relevant Period, the ratio of Adjusted EBITDA to Finance Charges in respect of that Relevant Period;

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest;

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme and any past service costs and curtailments and settlements attributable to the scheme;

“Relevant Period” means each period of 12 months ending on or about the last day of the Financial Year and each period of 12 months ending on or about the last day of each Financial Half Year; and

“Senior Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group; and

(b)	including, in the case of Finance Leases only, their capitalised value,

and so that no amount shall be included or excluded more than once.

23.2	Financial condition

The Company shall ensure that:

(a)	Adjusted Leverage: Adjusted Leverage in respect of any Relevant Period shall not exceed 3:1.

(b)	Interest Cover: Interest Cover in respect of any Relevant Period shall not be less than 3.5:1.

(c)	Adjusted Contingent Leverage: Adjusted Contingent Leverage in respect of any Relevant Period shall not exceed 3:1.

23.3	Financial testing

(a)

Subject to clause 23.3(b), the financial covenants set out in clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to clauses 22.1(a)(i) and 22.1(b) and/or each Compliance Certificate delivered pursuant to clause 22.2 (Compliance Certificate).

(b)	For the purpose of the financial covenants in:

(i)

clause 23.2(a) (Adjusted Leverage) for each Relevant Period ending on a date which is less than 12 months after the date of this Agreement, Adjusted EBITDA shall be calculated by reference to Adjusted EBITDA on an actual last twelve months basis; and

(ii)	clause 23.2(b) (Interest Cover) for each Relevant Period ending on a date which is less than 12 months after the date of this Agreement, Adjusted

EBITDA and Finance Charges shall be calculated by reference to Adjusted EBITDA and Finance Charges on an actual last twelve months basis.

(c)

Any item which would have been treated as a lease or hire purchase contract (or amounts payable in connection with such lease or hire purchase contract) in accordance with the Accounting Principles in force prior to 1 January 2019, shall be treated as a lease or hire purchase contract (or amounts payable in connection with such lease or hire purchase contract) in accordance with the Accounting Principles in force prior to 1 January 2019 for the purposes of this Agreement (including, for the avoidance of doubt for the purposes of determining EBITDA).

24.	GENERAL UNDERTAKINGS

The undertakings in this clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon reasonable request supply certified copies to the Agent of,

any Authorisation required under any applicable law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents; and

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Anti-Bribery and Corruption Laws

(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable Anti-Bribery and Corruption Laws.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with the applicable Anti-Bribery and Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with the Anti-Bribery and Corruption Laws.

24.4	Sanctions

(a)	No Obligor shall and the Company shall ensure that no other member of the Group, or any director, officer or employee of any member of the Group, will:

(i)

use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or any Ancillary Facility to fund any trade, business or other activities in any manner that would or would reasonably be expected to result in any member of the Group or, so far as an Obligor is aware, any Finance Party being in breach of any Sanctions or becoming a Restricted Party;

(ii)	engage in any transaction or activity which results in a Material Sanctions Event; or

(iii)

use any revenue or benefit derived from any activity or dealing with a Restricted Party or a Restricted Jurisdiction or that breaches Sanctions in discharging any obligation due or owing to the Finance Parties under the Finance Documents.

(b)

Each Obligor shall (and the Company shall procure that each member of the Group will) maintain in effect and enforce policies and procedures designed to ensure compliance with all applicable Sanctions by each member of the Group and the directors, officers, employees and agents of each member of the Group.

(c)

The undertakings in this clause 24.4 shall not apply to any Party to which a Sanctions Blocking Law applies, if and to the extent that such undertakings are or would be unenforceable by or in respect of that Party pursuant to, or would otherwise result in a breach and/or violation of any provision of, a Sanctions Blocking Law.

24.5	Anti-Money Laundering Laws

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	conduct its businesses in compliance with the Anti-Money Laundering Laws, if failure to do so would result in a Material AML Event; and

(b)	maintain policies and procedures designed to promote and achieve compliance with the Anti-Money Laundering Laws.

24.6	Negative pledge

In this clause 24.6, “Quasi-Security” means an arrangement or transaction described in clause 24.6(b):

(a)	no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets;

(b)	no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	clauses 24.6(a) and 24.6(b) do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

24.7	Disposals

(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 24.7(a) does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

24.8	Merger

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Clause 24.8(a) does not apply to any Permitted Transaction, Permitted Acquisition, Permitted Joint Venture or any Permitted Disposal.

24.9	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group at the date of this Agreement.

24.10	Acquisitions

(a)	Except as permitted under clause 24.10(b), no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)

Clause 24.10(a) does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition;

(ii)	a Permitted Joint Venture; or

(iii)	a Permitted Transaction.

24.11	Joint Ventures

(a)	Except as permitted under clause 24.11(b), no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)

Clause 24.11(a) does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Disposal, a Permitted Joint Venture, a Permitted Loan, or a Permitted Transaction.

24.12	Holding Companies

Wise Financial Holdings Ltd shall not trade, carry on any business, own any assets, hold any Excluded Assets or incur any liabilities except for or as a consequence of:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments; and

(c)	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

24.13	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.14	Loans or credit

(a)	Except as permitted under clause 24.14(b), no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Clause 24.14(a) does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

24.15	No guarantees or indemnities

(a)

Except as permitted under clause 24.15(b), no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Clause 24.15(a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

24.16	Intellectual Property

(a)	Subject to clause 24.16(b), each Obligor shall (and the Company shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of clauses 24.16(a)(i) to 24.16(a)(iii), or, in the case of clauses 24.16(a)(iv) and 24.16(a)(v), such use, permission to use, omission or discontinuation is reasonably likely to have a Material Adverse Effect.

(b)	Clause 24.16(a) shall not:

(i)

restrict or prevent any member of the Group from allowing access to or use of any open source code of that member of the Group in the ordinary course of business of that member of the Group as carried on at the date of this Agreement;

(ii)

require any member of the Group to change its practices in respect of preservation, maintenance, prevention of infringement, protection, use or continuance in respect of Intellectual Property from its practices carried on at the date of this Agreement; or

(iii)	prohibit any dealing with Intellectual Property to the extent such dealing is a Permitted Disposal.

24.17	Financial assistance

Each Obligor shall (and the Company shall procure each other member of the Group will) comply in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to payment of amounts due under this Agreement.

24.18	Treasury Transactions

No Obligor shall (and the Company will procure that no other member of the Group will) enter into any Treasury Transaction, other than:

(a)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(b)

any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

24.19	Guarantors

(a)	Subject to the Agreed Guarantee Principles:

(i)	the Company shall ensure that the Guarantor Coverage Test is satisfied:

(A)	on the date of this Agreement; and

(B)	on each date on which a Compliance Certificate is required to be delivered to the Agent with the Annual Financial Statements in accordance with this Agreement,

(each, a “Test Date”); and

(ii)	if, at any time, the accession of one or more members of the Group as Additional Guarantors is required to satisfy the Guarantor Coverage Test on a Test Date, the Company shall:

(A)

confirm in the relevant Compliance Certificate which members of the Group (other than Obligors at that time) are required to become Additional Guarantors to satisfy the Guarantor Coverage Test, on the basis that compliance with such test is recalculated for the relevant Test Date assuming that the contemplated Additional Guarantor accessions have occurred; and

(B)

procure that such members of the Group shall as soon as reasonably practicable after, and in any event by the date falling 60 days after the Test Date (or such longer period as agreed with the Agent (acting reasonably)) become Additional Guarantors in accordance with clause 27.4 (Additional Guarantors) and the other terms of this Agreement.

(b)	If the Guarantor Coverage Test is satisfied within such 60 day period, no Default, Event of Default or other breach of the Finance Documents shall arise in respect thereof.

24.20	Safeguarding Guarantee Arrangements

Each Obligor shall (and the Company shall procure that each member of the Group will) ensure that no member of the Group is party to any Safeguarding Guarantee Documents unless that member of the Group is an Obligor.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 25 is an Event of Default (save for clause 25.15 (Acceleration)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

25.2	Financial covenant and other obligations

Any requirement of clause 23 (Financial Covenants), clause 22.1 (Financial statements) or clause 22.2 (Compliance Certificate) is not satisfied.

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 25.1 (Non-payment) and clause 25.2 (Financial covenant and other obligations)).

(b)

No Event of Default under clause 25.3(a) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) any Obligor becoming aware of the failure to comply.

25.4	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under clause 25.4(a) will occur if the circumstances resulting in such representation or statement are capable of remedy and are remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the any Obligor becoming aware of the misrepresentation.

25.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clause 25.5(a) to 25.5(d) is less than £20,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on all or any class of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)

The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities). No Event of Default will occur under this paragraph (b) if the relevant Obligor is incorporated or otherwise formed in a jurisdiction where, under applicable law, a person is considered not to be insolvent if the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities) or it is not required for the relevant member of the Group to file for insolvency or similar proceedings if the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any class of creditors of any member of the Group;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)

enforcement of any Security over any assets of any member of the Group (other than Customer Funds or Partner Collateral Funds) having an aggregate value of £10,000,000 (or its equivalent in any other currency or currencies) or more, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 45 days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

25.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of £20,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 45 days.

25.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

25.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

(b)

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect (subject to the Legal Reservations) or is alleged by a party to it (other than a Finance Party) to be ineffective.

25.11	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business where such cessation has or is reasonably likely to have a Material Adverse Effect.

25.12	Repudiation

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document.

25.13	Loss of Authorisation

Any licence or other supervisory approval necessary for the conduct of the business, trade and ordinary activities of any member of the Group is lost or terminated, which loss or termination has a Material Adverse Effect.

25.14	Safeguarding Guarantee Arrangements

(a)

On the date that is five Business Days after a Safeguarding Guarantor makes a demand for cash cover in accordance with the terms of any Safeguarding Guarantee Document (a “Demand”), Wise Payments Limited (or any other member of the Group on its behalf) has not paid into the Designated Account such amount as is required under the terms of the relevant Safeguarding Guarantee Document in order to comply with such demand.

(b)

On the date that is ten Business Days after a Safeguarding Guarantor makes a Demand, Wise Payments Limited (together with each other member of the Group that is party to the relevant Safeguarding Guarantee Documents) has not delivered to the relevant Safeguarding Guarantor a duly executed deed of release in accordance with the terms of the applicable Safeguarding Guarantee Documents.

(c)

No Default or Event of Default shall occur under this clause 25.14 at any time at which the Group’s corporate cash (including Cash Equivalent Investments but excluding (i) Excluded Assets and (ii) an amount equal to the aggregate principal amount of outstanding Loans at such time) is greater than or equal to the Safeguarding Guarantee Liabilities.

25.15	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(i)	by notice to the Company:

(A)

cancel the Available Commitment of each Lender and/or each Ancillary Commitment of each Ancillary Lender at which time each such Available Commitment and Ancillary Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(B)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(C)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(D)

declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(E)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(ii)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	Without prejudice to paragraph (a) above, on and at any time after the occurrence of an Event of Default under clause 25.6 (Insolvency) to clause 25.8 (Creditors’ process) in respect of a US Obligor:

(i)	the Facility shall cease to be available to such US Obligor (if such US Obligor is a Borrower); and

(ii)	all Loans by such US Obligor (if any), together with accrued interest shall become immediately due and payable.

SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this clause 26, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate or sub-contract any of its rights and obligations,

(each a “Transfer”) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2	Company consent

(a)	Subject to clause 26.2(c), the consent of the Company is required for a Transfer by an Existing Lender, unless the Transfer is:

(i)	to another Lender or an Affiliate of any Lender;

(ii)	to a fund which is a Related Fund of an Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)

The consent of the Company to a Transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)

Consent of the Company is not required in respect of any Transfer which is a sub-participation or any other transaction (including any derivative transaction) which has substantially the same commercial effect as a sub-participation, in each case entered into by an Existing Lender, pursuant to which the Existing Lender retains discretion with regards to voting rights under the Finance Documents at all times.

(d)

Notwithstanding the above and unless an Event of Default is continuing, no assignment, transfer, sub-participation or subcontracting in relation to a Loan and/or Commitment in respect of a Belgian Borrower may be effected without the prior consent of the Company if, at the time of transfer, assignment, sub-participation or subcontracting:

(i)	the state or territory in which that New Lender is incorporated, resident or established, or where its Facility Office is established, is a Non-Cooperative Jurisdiction; or

(ii)	the bank account(s) to which payments to which that New Lender will be entitled will be made, are

(A)	managed by or opened with a person incorporated, resident or established in a Non-Cooperative Jurisdiction or by a permanent establishment situated in a Non-Cooperative Jurisdiction; or

(B)

managed by, or opened with, a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

(e)

If the Company receives a written request for its consent in respect of clause 26.2(d), it must within ten Business Days either grant its written consent or request additional information reasonably demonstrating that the New Lender does not qualify as an artificial construction within the meaning of Article 198, §1, 10° of the Belgian Income Tax Code 1992. If the Company requested and received additional information that is reasonably satisfactory to it, it must grant its consent. The Company will be deemed to have given its consent ten Business Days after it received additional information, unless consent is expressly refused by the Company within that time.

(f)

Notwithstanding any other provision of this Agreement, no Transfer may be made at any time to any person which is a Restricted Party and which (on completion of the Transfer) would be a Sanctioned Lender.

26.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in clause 26.6 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 15 (Tax Gross-Up and Indemnities) or clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This clause 26.3(c) shall not apply:

(iii)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility; or

(iv)

in relation to clause 15.2 (Tax gross-up), to a UK Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with clause 15.2(j)(ii)(B) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that UK Treaty Lender.

(d)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

26.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.6	Procedure for transfer

(a)

Subject to the conditions set out in clause 26.2 (Company consent) and clause 26.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with clause 26.6(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 26.6(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to clause 26.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.7	Procedure for assignment

(a)

Subject to the conditions set out in clause 26.2 (Company consent) and clause 26.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with clause 26.7(c) when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 26.7(b), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to clause 26.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this clause 26.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clause 26.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 26.2 (Company consent) and clause 26.3 (Other conditions of assignment or transfer).

26.8	Copy of Transfer Certificate, Assignment Agreement, Additional Lender Certificate or Increase Confirmation to Company

(a)

Subject to paragraph (b) below, the Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, an Additional Lender Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement, Additional Lender Certificate or Increase Confirmation.

(b)

Where any New Lender or Increase Lender has included, in the Transfer Certificate, Assignment Agreement, Additional Lender Certificate or Increase Confirmation (as applicable), a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with clause 15.2(j)(ii)(B), the Agent shall, within fifteen days of the Transfer Date, Accordion Increase Date or Increase Date (as applicable) send to the Company a copy of that Transfer Certificate, Assignment Agreement, Additional Lender Certificate or Increase Confirmation.

26.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.10	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 26.6 (Procedure for transfer) or any assignment pursuant to clause 26.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 26.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause 26.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 26.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers

(a)

Subject to compliance with the provisions of clauses 22.9(c) and 22.9(d), the Company may request that any wholly owned Subsidiaries of Wise Payments Limited becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)

(A)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or, in respect of the Company, Wise Financial Holdings Ltd or Wise Assets UK Ltd (company registration number 11905382) (“WAUKL”) or any member of the Group that (1) holds or operates the business of WAUKL as carried on by WAUKL at the date of this Agreement, (2) is a financial services entity or a member of a financial services group, (3) is a collective investment scheme that is not an AIF or a UCIT, and/or (4) is a ‘relevant financial institution’ as defined in the Financial Services and Markets Act 2000 (Excluded Activities and Prohibitions) Order 2014), or any Holding Company or Subsidiary of such member of the Group, all the Lenders approve the addition of that Subsidiary; or

(B)

it is not incorporated in the same jurisdiction as an existing Borrower and all the Lenders (acting reasonably, unless the relevant jurisdiction is a Restricted Jurisdiction, in which case such approval shall be given in the Lender’s sole discretion) approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to or simultaneously with it becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)

the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 27.2(b), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than Wise Payments Limited) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)

where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with clause 27.6 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case), whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4	Additional Guarantors

(a)	Subject to compliance with the provisions of clauses 22.9(c) and 22.9(d), the Company may request that any of its Subsidiaries become an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company or the proposed Additional Guarantor delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 27.4(c), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than Wise Payments Limited, Wise Financial Holdings Ltd or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	all Lenders consent to that resignation;

(ii)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(iii)	no payment is due from the Guarantor under clause 20.1 (Guarantee and indemnity); and

(iv)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under clause 27.3 (Resignation of a Borrower).

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause 28.2(a)(i).

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to clause 28.3(c), the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to clause 26.8 (Copy of Transfer Certificate, Assignment Agreement, Additional Lender Certificate or Increase Confirmation to Company), clause 28.3(b) shall not apply to any Transfer Certificate, any Assignment Agreement, any Additional Lender Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of clause 28.7(a)(iii)(A), may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default or Cash Cover Event has occurred (unless it has actual knowledge of a Default arising under clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of clause 28.7(c) or 28.7(e), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of clause 28.7(g),

(i)	the Agent:

(A)	may disclose; and

(B)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties; and

(ii)	the Agent shall, as soon as reasonably practicable upon becoming aware, disclose the identity of a Sanctioned Lender to the Company and to the other Finance Parties.

(iii)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation

None of the Agent, the Arranger or any Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of liability

(a)

Without limiting clause 28.10(b) (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), neither the Agent nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

(iii)

without prejudice to the generality of clauses 28.10(a)(i) and 28.10(a)(ii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this clause 28.10(b) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 31.11 (Disruption to payment systems etc), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document), except for any liability to Tax assessed on the Agent if that Tax is imposed on or calculated by reference to the income, profits or gains of the Agent.

(b)	Subject to clause 28.11(c), the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 28.11(a).

(c)	Clause 28.11(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)

Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent, provided that such successor Agent may not be incorporated in, have its place of effective management in or act through a Facility Office or office, as the case may be, situated in, a Non-Cooperative Jurisdiction.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with clause 28.12(b) within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 28.12(c), the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 28.12(e)) but shall remain entitled to the benefit of clause 17.3 (Indemnity to the Agent) and this clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 28.12(b). In this event, the Agent shall resign in accordance with clause 28.12(b).

(i)

The Agent shall resign in accordance with clause 28.12(b) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 28.12(c)) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under clause 15.8 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to clause 15.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

28.13	Replacement of the Agent

(a)

After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 28.13(b)) but shall remain entitled to the benefit of clause 17.3 (Indemnity to the Agent) and this clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.15	Relationship with the Lenders

(a)

Subject to clause 26.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of clause 33.2 (Addresses) and clause 33.6(a)(ii) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.17	Agent’s management time

Any amount payable to the Agent under clause 17.3 (Indemnity to the Agent), clause 19 (Costs and Expenses) and clause 28.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 14 (Fees).

28.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.19	Reliance and engagement letters

Each Finance Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.20	Amounts paid in error

(a)

If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this clause 28.20 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this clause 28.20 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Subject to clause 18 (Mitigation by the Lenders), no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

(a)

Subject to clause 30.1(b), if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 31 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 31.6 (Partial payments).

(b)	Clause 30.1(a) shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)

This clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Lenders

(a)

This clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under clause 25.15 (Acceleration).

(b)

Following the exercise by the Agent of any of its rights under clause 25.15 (Acceleration), this clause 30 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 37.10 (Sanctioned Lenders), clause 31.3 (Distributions to an Obligor) and clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless clause 31.4(c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 31.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with clause 28.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to clause 31.5(e)) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 31.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to clause 31.5(d); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

(f)	give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 31.6(a)(ii) to 31.6(a)(iv).

(c)	Clauses 31.6(a) and 31.6(b) will override any appropriation made by an Obligor.

31.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)

Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to clauses 31.9(b) to 31.9(e), the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.11	Disruption to payment systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in clause 31.11(a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in clause 31.11(a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 37 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to clause 31.11(d).

31.12	Affiliates of Lenders

(a)

In respect of a Loan or Loans to a particular Borrower (“Designated Loans”) a Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Agent and the Company):

(i)	a substitute Facility Office from which it will make Designated Loans (a “Substitute Facility Office”); and/or

(ii)	nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”).

(b)	A notice to nominate a Substitute Affiliate Lender must be:

(i)	in the form set out in Schedule 15 (Form of Substitute Affiliate Lender Designation Notice); and

(ii)	countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c)

The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that, where a Designating Lender has designated a Substitute Facility Office, payments will be made in respect of relevant Designated Loans to that Substitute Facility Office. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents (and a Substitute Affiliate Lender shall not have any voting rights under the Finance Documents).

(d)

Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement. For the purposes of calculating the Lender’s Available Commitment, the Lender’s Commitment shall be reduced by an amount equal to the amount of the Substitute Affiliate Lender’s participation in the Designated Loans.

(e)

A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice to the Agent and the Company provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f)	If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause:

(i)

any Substitute Affiliate Lender shall be treated for the purposes of clause 15.2(d)(i), clause 15.2(e)(i), clause 15.2(f)(i) and clause 15.2(g)(i) as having become a Lender on the date of this Agreement; and

(ii)	the provisions of clause 26.3(b) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

32.	SET-OFF

(a)

Subject to clause 32(b), if an Event of Default is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	No Finance Party may apply any Excluded Assets held by or with any Finance Party (of any of its Affiliates) in respect of any set-off described in clause 32(a).

(c)

Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made (subject to clause 33.5 (Communication when Agent is Impaired Agent)) by email or letter.

33.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of email, when received; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with clauses 33.3(a) to 33.3(d), after 5.00pm in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and email address

Promptly upon changing its address or email address, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6	Electronic communication

(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication or delivery as specified in clause 33.6(a) to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in clause 33.6(a) made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with clause 33.6(c), after 5.00pm in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 33.6.

33.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 365 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes payable by an Obligor under a Finance Document, shall be rounded to two decimal places.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)

Subject to clause 37.2 (All Lender matters) and clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 37.

(c)

Each Obligor agrees to any such amendment or waiver permitted by this clause 37 which is agreed to by the Company. This includes any amendment or waiver which would, but for this clause 37.1(c), require the consent of all of the Guarantors.

(d)	Clause 26.10(c) (Pro rata interest settlement) shall apply to this clause 37.

37.2	All Lender matters

Subject to clause 37.5 (Changes to reference rates) an amendment or waiver or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)

the definitions of “Majority Lenders”, “Change of Control”, “Anti-Bribery and Corruption Laws”, “Anti-Money Laundering Laws”, “Material AML Event”, “Material Sanctions Event”, “Notifiable Sanctions Event”, “Ordinary Course Sanctions Activity”, “Restricted Jurisdiction”, “Restricted Jurisdiction Payment”, “Restricted Party”, “Sanctions”, “Sanctions Authority”, “Sanctions List” and “Sanctions Notification” in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (other than as expressly contemplated in, and without prejudice to any requirements of, clause 2.4 (Extension));

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

an increase in any Commitment, an extension of the Availability Period (in each case, other than as expressly contemplated in, and without prejudice to, any consent requirements under clause 2.3 (Accordion) or, as applicable, clause 2.4 (Extension)) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrowers or Guarantors other than in accordance with clause 27 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

clause 2.2 (Increase), clause 2.3 (Accordion), clause 2.4 (Extension), clause 2.5 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of a Utilisation Request), clause 9.1 (Illegality), clause 9.2 (Change of control), clause 9.8 (Application of prepayments), clause 21.13 (Anti-Bribery and Corruption Laws), clause 21.14 (Sanctions), clause 21.15 (Anti-Money Laundering Laws), clause 24.3 (Anti-Bribery and Corruption Laws), clause 24.4 (Sanctions), clause 24.5 (Anti-Money Laundering Laws), clause 26 (Changes to the Lenders), clause 27 (Changes to the Obligors), clause 30 (Sharing Among the Finance Parties), this clause 37, clause 43 (Governing Law) or clause 44.1 (Jurisdiction);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under clause 20 (Guarantee and Indemnity); or

(j)	the release of any guarantee and indemnity granted under clause 20 (Guarantee and Indemnity) unless permitted under this Agreement or any other Finance Document,

shall not be made without the prior consent of all the Lenders.

37.3	Other exceptions

(a)

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Ancillary Lender, as the case may be.

(b)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Loan or class of Lender; and

(ii)

does not materially and adversely affect the rights or interests of Lenders in respect of any other Loan or another class of Lender, may be made in accordance with this clause 37 but as if references in this clause 37 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this clause 37.3(b) be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Loan or forming part of that particular class.

(c)	Any amendment to a Finance Document made for the sole purpose of:

(i)	curing any ambiguity, omission, defect, error or inconsistency;

(ii)

making any minor, technical or administrative amendment to facilitate the commitment to or use of any Additional Commitment which amendment is not adverse in any material respects to the interests of any Lender; or

(iii)	evidencing and providing for the acceptance and appointment of a successor Agent pursuant to the requirements thereof or to provide for the accession by a successor Agent to any Finance Document,

may be implemented by agreement between the Agent and the Company and any such amendment will be binding on all parties to the relevant Finance Document.

37.4	Intra-group transactions

(a)	Where:

(i)	an intra-Group transaction is prohibited under the terms of any Finance Document as a result of the occurrence of a Default or an Event of Default; and

(ii)

that intra-Group transaction is required to be made to meet a legally binding obligation of a member of the Group in respect of a Customer Transaction or as required to comply with a requirement of applicable law or regulation, the Agent (acting on the instructions of the Majority Lenders) shall respond to any request for a consent or waiver of or in relation to such term within five Business Days of that request being made (unless the Company and the Agent agree to a longer time period in relation to any request).

(b)

A consent or waiver referred to in clause 37.4(a) shall not be unreasonably withheld or delayed by any Finance Party and shall be deemed to be given if not refused by the Agent (acting on the instructions of the Majority Lenders) by the end of the five Business Day period referred to in clause 37.4(a).

37.5	Changes to reference rates

(a)

Subject to clause 37.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of a risk-free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)

None of the Finance Parties warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to a Published Rate or another interest rate benchmark or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to this clause 37.5, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the relevant Published Rate or such other interest rate benchmark or that it will have the same volume or liquidity as the relevant Published Rate or such other interest rate benchmark did prior to its discontinuance or unavailability.

(d)	In this clause 37.5:

“Published Rate” means:

(a)	the Alternative Term Rate for any Quoted Tenor;

(b)	the Primary Term Rate for any Quoted Tenor; or

(c)	an RFR;

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Company materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)

the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii)

that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(d)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board; and

“Replacement Reference Rate” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (a)(ii);

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

37.6	Excluded Commitments

If:

(a)

any Defaulting Lender or Sanctioned Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender or Sanctioned Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in clauses 37.2(b), 37.2(c) or 37.2(e)) or such a vote within 15 Business Days of that request being made,

(unless, in either case, the Company and the Agent agree to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.7	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in clause 37.7(d)); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with clause 9.1 (Illegality) or to pay additional amounts pursuant to clause 16.1 (Increased Costs), clause 15.2 (Tax gross-up) or clause 15.3 (Tax indemnity) to any Lender; or

(iii)

any amount payable under a Finance Document by a Belgian Obligor is or becomes not deductible from that Obligor’s taxable income for Belgian tax purposes by reason of that amount being (A) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (B) paid to an account opened in the name of, or for the benefit of, that Finance Party with a financial institution situated in a Non-Cooperative Jurisdiction, then the Company may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this clause 37.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this clause 37.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 37.7(a) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in clause 37.7(b)(v) as soon as reasonably practicable following delivery of a notice referred to in clause 37.7(a) and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate, in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 662/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3 per cent of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.8	Disenfranchisement of Defaulting Lenders and Sanctioned Lenders

(a)	For so long as a Defaulting Lender or Sanctioned Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s or Sanctioned Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s or Sanctioned Lender’s Total Commitments being zero, that Defaulting Lender or Sanctioned Lender shall be deemed not to be a Lender for the purposes of clauses 37.8(a)(i) and 37.8(a)(ii).

(b)	For the purposes of this clause 37.8, the Agent may assume that the following Lenders are Defaulting Lenders or Sanctioned Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender or Sanctioned Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender or Sanctioned Lender.

37.9	Replacement of a Defaulting Lender or Sanctioned Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender or a Sanctioned Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to an Eligible Institution (a “Replacement Lender”) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations, of the transferring Lender in accordance with clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender or Sanctioned Lender, the Replacement Lender and the Company and which does not exceed the amount described in clause 37.9(a)(iii)(A).

(b)	Any transfer of rights and obligations of a Defaulting Lender or Sanctioned Lender pursuant to this clause 37.9 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender nor the Sanctioned Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 Business Days after the notice referred to in clause 37.9(a);

(iv)

in no event shall the Defaulting Lender or Sanctioned Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender or Sanctioned Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender or Sanctioned Lender shall only be obliged to transfer its rights and obligations pursuant to clause 37.9(a) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender or Sanctioned Lender shall perform the checks described in clause 37.9(b)(v) as soon as reasonably practicable following delivery of a notice referred to in clause 37.9(a) and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

37.10	Sanctioned Lenders

(a)	Promptly upon any Lender becoming aware that it is a Sanctioned Lender, that Lender shall notify the Agent and the Company.

(b)

The Agent may, in its absolute discretion, withhold any payments made (or to be made) to, or received by, the Agent pursuant to the terms of the Finance Documents and which would have been payable to, or from, a Lender whilst it continues being a Sanctioned Lender. The Agent may, in its absolute discretion, pay any such amount into a non interest-bearing account held with the Agent (or an Acceptable Bank at the discretion of the Agent).

(c)	Promptly upon the Agent becoming aware that the applicable Lender is no longer a Sanctioned Lender, the Agent shall:

(i)	transfer any amounts withheld by the Lender pursuant to clause 37.10(b) to that Lender in accordance with clause 31.2 (Distributions by the Agent); and

(ii)	notify each other Lender and the Company that the applicable Lender is no longer a Sanctioned Lender.

38.	CONFIDENTIAL INFORMATION

38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 38.2 (Disclosure of Confidential Information) and clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 38.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom clause 38.2(b)(i) or 38.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 28.15(b));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 38.2(b)(i) or 38.2(b)(ii);

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 26.9 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to clauses 38.2(b)(i), 38.2(b)(ii) and 38.2(b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to clause 38.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to clauses 38.2(b)(v), 38.2(b)(vi) and 38.2(b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom clause 38.2(b)(i) or 38.2(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 38.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	clause 43 (Governing Law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to clauses 38.3(a)(i) to 38.3(a)(xiii); and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in clauses 38.3(a)(i) to clause 38.3(a)(xv) is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

38.4	Entire agreement

This clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to clause 38.2(b)(v) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 38.

38.7	Continuing obligations

The obligations in this clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.8	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

39.	AUSTRALIAN PPSA PROVISIONS

39.1	Exclusion of certain provisions

Where any Finance Party has a security interest (as defined in the Australian PPSA) under any Finance Document, to the extent the law permits:

(a)	for the purposes of sections 115(1) and 115(7) of the Australian PPSA:

(i)	each Finance Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and

(ii)	sections 142 and 143 of the Australian PPSA are excluded;

(b)	for the purposes of section 115(7) of the Australian PPSA, each Finance Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(c)	each Party waives its right to receive from any Finance Party any notice required under the Australian PPSA (including a notice of verification statement);

(d)

if a Finance Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Finance Party states otherwise at the time of exercise. However, this Clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA; and

(e)

if the Australian PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the Australian PPSA, the Agent may notify the Company and the Finance Parties that any of these provisions is excluded, or that the Finance Parties need not comply with any of these provisions.

This does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Finance Document.

39.2	Further assurances

Whenever the Agent requests an Obligor to do anything to ensure any Finance Document (or any security interest (as defined in the Australian PPSA) or any other Security under any Finance Document) is fully effective, enforceable and perfected with the contemplated priority, the Obligor shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest (as defined in the Australian PPSA).

40.	CONFIDENTIALITY OF FUNDING RATES

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clauses 40.1(b) and 40.1(c).

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to clause 11.5 (Notifications); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this clause 40.1(c)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

40.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to clause 40.1(c)(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 40.

40.3	No Event of Default

No Event of Default will occur under clause 25.3 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 40.

40.4	Patriot Act

Pursuant to the requirements of the USA PATRIOT Act, the Agent may be required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow the Agent to identify each Obligor in accordance with the USA PATRIOT Act. Each Obligor shall, promptly following a request by the Agent, provide all documentation and other information that Agent requires in order to comply with its ongoing obligations under applicable US “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

41.	BAIL-IN

41.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

41.2	Definitions

In this clause 41:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers; “Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)

in relation to any state other than such an EEA Member Country or the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

42.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

43.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44.	ENFORCEMENT

44.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

44.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Wise Payments Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGES

THE COMPANY

WISE PLC

By:	/s/ Kristo Käärmann

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

THE ORIGINAL BORROWERS

WISE PAYMENTS LIMITED

By:	/s/ Kristo Käärmann

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Executed by WISE AUSTRALIA PTY LTD CAN
616 463 855 acting by the following persons or, if the seal is affixed, witnessed by the following persons in accordance with s127 of the Corporations Act 2001:

/s/ Kristo Käärmann Signature of director	/s/ Tristan Dakin Signature of director

Kristo Käärmann Name of director (print)	Tristan Dakin Name of director (print)

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Signed by WISE EUROPE SA	/s/ Kingsley Kemish

Name: Kingsley Kemish

Title: Senior Director, Group Finance and Treasury

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Signed by WISE US INC. by	/s/ Kristo Käärmann

Name: Kristo Käärmann

Title: Director, Chief Executive Officer

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

THE ORIGINAL GUARANTORS

WISE PAYMENTS LIMITED

By:	/s/ Kristo Käärmann

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Executed by WISE AUSTRALIA PTY LTD CAN
616 463 855 acting by the following persons or, if the seal is affixed, witnessed by the following persons in accordance with s127 of the Corporations Act 2001:

/s/ Kristo Käärmann Signature of director	/s/ Tristan Dakin Signature of director

Kristo Käärmann Name of director (print)	Tristan Dakin Name of director (print)

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Signed by WISE EUROPE SA	/s/ Kingsley Kemish

Name: Kingsley Kemish

Title: Senior Director, Group Finance and Treasury

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Signed by WISE US INC. by	/s/ Kristo Käärmann

Name: Kristo Käärmann

Title: Director, Chief Executive Officer

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

WISE PLC

By:	/s/ Kristo Käärmann

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

WISE FINANCIAL HOLDINGS LTD

By:	/s/ Kingsley Kemish

Address: 6th Floor, Tea Building, 56 Shoreditch High Street, London, E1 6JJ

Email: [intentionally omitted]

Attention: Legal Team

Arranger and Original Lender

For and on behalf of

HSBC INNOVATION BANK LIMITED

By:	/s/ Jon Lavin
Name: Jon Lavin
Title: Managing Director

Original Lender

For and on behalf of

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ Sanket Patil
Name: Sanket Patil
Title: Vice President

Original Lender

For and on behalf of

NATIONAL WESTMINSTER BANK PLC

By:	/s/ Matthew Whittle
Name: Matthew Whittle
Title: Relationship Director

Original Lender

For and on behalf of

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Sharronjeet Khela
Name: Sharronjeet Khela
Title: Managing Director

Original Lender

For and on behalf of

BARCLAYS BANK PLC

By:	/s/ Odilon du Bouetiez
Name: Odilon du Bouetiez
Title: VP - Global Loan Group

Original Lender

For and on behalf of

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Edwina Stewart
Name: Edwina Stewart
Title: Authorised Signatory

Agent

For and on behalf of

HSBC BANK PLC

By:	/s/ James McComb
Name: James McComb
Title: Transaction Manager